                                 AMENDED AND RESTATED

                             AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                      ZENITH AGC ACQUISITION INSURANCE COMPANY,

                              ZENITH INSURANCE COMPANY,

                           ZENITH NATIONAL INSURANCE CORP.,

                  ASSOCIATED GENERAL COMMERCE SELF-INSURERS' TRUST FUND

                                          and

                            AGC RISK MANAGEMENT GROUP INC.










                                As of October 7, 1996

                                  TABLE OF CONTENTS


                                                                                 Page
                                                                                 ----
                                      ARTICLE I
                         THE MERGER; EFFECTIVE TIME; CLOSING

    1.1  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2  Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.3  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

                                      ARTICLE II
                                SURVIVING CORPORATION

    2.1  Articles of Incorporation . . . . . . . . . . . . . . . . . . . . . . . .  2
    2.2  By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    2.3  Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    2.4  Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

                                     ARTICLE III
                                 MERGER CONSIDERATION

    3.1  Right to Receive Merger Consideration . . . . . . . . . . . . . . . . . .  2
    3.2  Determination of Adjusted GAAP Net Worth. . . . . . . . . . . . . . . . . .3
    3.3  Payment of Merger Consideration . . . . . . . . . . . . . . . . . . . . . .3
    3.4  Assumption of Liability for Assessments . . . . . . . . . . . . . . . . . .4

                                      ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF THE FUND

    4.1  Organization and Qualification. . . . . . . . . . . . . . . . . . . . . .  4
    4.2  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    4.3  Authority Relative to This Agreement. . . . . . . . . . . . . . . . . . .  5
    4.4  Consents and Approvals; No Violation. . . . . . . . . . . . . . . . . . .  5
    4.5  Financial Statements and Reports. . . . . . . . . . . . . . . . . . . . .  6
    4.6  Reserves. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    4.7  Absence of Certain Changes or Events. . . . . . . . . . . . . . . . . . .  7
    4.8  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    4.9  No Regulatory Disqualifications . . . . . . . . . . . . . . . . . . . . .  9
    4.10 Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    4.11 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    4.12 Employee Benefit Plans; Labor Matters . . . . . . . . . . . . . . . . . . 10
    4.13 Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    4.14 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    4.15 Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    4.16 Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    4.17 Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    4.18 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                                      i


    4.19 No Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    4.20 Noncompliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . 13
    4.21 Management and Service Agreements.. . . . . . . . . . . . . . . . . . . . 13
    4.22 Investment Portfolio and Other Assets . . . . . . . . . . . . . . . . . . 14
    4.23 Intercompany and Affiliate Transactions; Insider Interests. . . . . . . . 14
    4.24 Officers, Directors, Trustees and Employees . . . . . . . . . . . . . . . 14
    4.25 No Material Adverse Change. . . . . . . . . . . . . . . . . . . . . . . . 14
    4.26 No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . 14
    4.27 Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

                                      ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF ZENITH,
                         ZENITH INSURANCE AND ZENITH NATIONAL

    5.1  Corporate Organization and Qualification. . . . . . . . . . . . . . . . . 15
    5.2  Authority Relative to This Agreement. . . . . . . . . . . . . . . . . . . 15
    5.3  Consents and Approvals; No Violation. . . . . . . . . . . . . . . . . . . 16
    5.4  Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    5.5  Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

                                      ARTICLE VI
                         ADDITIONAL COVENANTS AND AGREEMENTS

    6.1  Conduct of Business of the Fund . . . . . . . . . . . . . . . . . . . . . 16
    6.2  Alternative Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    6.3  Members' Approval; Proxy Statement. . . . . . . . . . . . . . . . . . . . 19
    6.4  Satisfaction of Conditions, Receipt of
         Necessary Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    6.5  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    6.6  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    6.7  Indemnification of Trustees and Officers. . . . . . . . . . . . . . . . . 21
    6.8  Guaranty by Zenith Insurance and Zenith
         National. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    6.9  Merger of Zenith and Zenith Insurance.. . . . . . . . . . . . . . . . . . 21
    6.10 Termination of RMG Management
         Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    6.11 Dividend Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    6.12 Financial Statements and Reports. . . . . . . . . . . . . . . . . . . . . 22

                                     ARTICLE VII
                  CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

    7.1  Conditions to Each Party's Obligations to Effect the Merger . . . . . . . 22
    7.2  Additional Conditions to the Obligations of Zenith. . . . . . . . . . . . 23
    7.3  Additional Conditions to the Obligations of the Fund. . . . . . . . . . . 25

                                      ii

                                     ARTICLE VIII
                                     TERMINATION

    8.1  Termination by Mutual Consent . . . . . . . . . . . . . . . . . . . . . . 26
    8.2  Termination by Either Zenith or the Fund. . . . . . . . . . . . . . . . . 26
    8.3  Termination by Zenith . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    8.4  Termination by the Fund . . . . . . . . . . . . . . . . . . . . . . . . . 26
    8.5  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 27

                                      ARTICLE IX
                              MISCELLANEOUS AND GENERAL

    9.1  Payment of Expenses and Other Payments. . . . . . . . . . . . . . . . . . 27
    9.2  Survival of Representations and Warranties. . . . . . . . . . . . . . . . 28
    9.3  Modification or Amendment . . . . . . . . . . . . . . . . . . . . . . . . 28
    9.4  Waiver and Extension. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    9.5  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    9.6  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    9.7  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    9.8  Entire Agreement; Assignment. . . . . . . . . . . . . . . . . . . . . . . 30
    9.9  Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    9.10 Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    9.11 Validity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    9.12 Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    9.13 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

                                       EXHIBITS

Exhibit 7.2(e)     Form of Opinion of Gerald S. Livingston,
         Esq., Counsel to the Fund

Exhibit 7.2(f)     Form of Consulting Agreement

Exhibit 7.2(g)     Form of Transfer Agreement

Exhibit 7.3(d)     Form of Opinion of Counsel to Zenith

Exhibit 7.3(f)     Form of Management Agreement

                  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October
7, 1996, by and among ZENITH AGC ACQUISITION INSURANCE COMPANY, a Florida corporation (together with its successors and assigns, "Zenith"), ZENITH INSURANCE COMPANY, a California corporation ("Zenith Insurance"), ZENITH NATIONAL INSURANCE CORP., a Delaware corporation ("Zenith National"), ASSOCIATED GENERAL COMMERCE SELF-INSURERS' TRUST FUND, a qualified Florida self-insurers fund f/k/a Associated General contractors Self-Insurers' Trust Fund (the "Fund"), and AGC RISK MANAGEMENT GROUP INC., a Florida not-for-profit corporation ("RMG").


                                       RECITALS

         WHEREAS, the respective Boards of Directors of Zenith, Zenith
Insurance and Zenith National, and the Board of Trustees of the Fund have, subject to the conditions of this Agreement, determined that the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement are in the best interests of their stockholders and policyholders, respectively, and have approved this Agreement and the transactions contemplated hereby; and

         WHEREAS, Zenith, Zenith Insurance and Zenith National, on one hand, and the Fund, on the other hand, require (each from the other) certain representations, warranties, covenants and agreements in connection with the Merger;

         WHEREAS, on October 7, 1996 the parties hereto signed the original Agreement and Plan of Merger and such parties desire to amend and restate such Agreement as of such date; and

         WHEREAS, this Amended and Restated Agreement and Plan of Merger is being executed on December 17, 1996 as of October 7, 1996.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Zenith, Zenith Insurance, Zenith National, the Fund and RMG hereby agree as follows:


                                      ARTICLE I

                         THE MERGER; EFFECTIVE TIME; CLOSING

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, the Fund shall be merged with and into Zenith and the separate existence of the Fund shall thereupon cease (the "Merger"). Zenith shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the State of Florida under the name "Zenith AGC Acquisition Insurance Company," and the separate corporate existence of Zenith with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation."

The Merger shall have the effects set forth herein and in the FBCA and the FIL. From and after the Effective Time, the Surviving Corporation shall possess all of the assets and other rights, privileges, immunities, powers and purposes of Zenith and the Fund, and shall be liable for all of the liabilities of each of Zenith and the Fund.

         1.2 EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in this Agreement, Zenith and the Fund will cause appropriate articles of merger (the "Articles of Merger") to be executed and filed with the Secretary of State of the State of Florida, as provided in the FBCA. Subject to the approval of the Articles of Merger by the Secretary of State of the State of Florida, the Merger will become effective as of 10:00 a.m. on December 31, 1996 or, if later, the date and time of the filing of the Articles of Merger (the "Effective Time").

        1.3 CLOSING. The Fund shall as promptly as practicable notify Zenith, and Zenith shall as promptly as practicable notify the Fund, when the conditions to such party's or parties' obligation to effect the Merger contained in Section
7.1 have been satisfied or waived. The Closing shall take place (a) at the offices of RMG, 3504 Lake Lynda Drive, Suite 400, Orlando, Florida, at 10:00 a.m., Florida time, on the Closing Date or (b) at such other place, time and date as Zenith and the Fund may agree.


                                      ARTICLE II

                                SURVIVING CORPORATION

        2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Zenith shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and the Articles of Incorporation.

         2.2 BY-LAWS. The By-Laws of Zenith, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until htereafter amended as provided by Law, the Articles of Incorporation and the By-Laws.

         2.3 DIRECTORS. The directors of Zenith at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Surviving Corporation's By-laws.

         2.4 OFFICERS. The officers of Zenith at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.


                                     ARTICLE III

                                 MERGER CONSIDERATION

         3.1 RIGHT TO RECEIVE MERGER CONSIDERATION.

         As of the Effective Time, each Member Distributee shall, by virtue of the Merger and without any action on the part of such Member Distributee, be entitled to receive, in accordance with the Plan of Distribution, its pro rata portion (based on premiums paid during the five-year period ending on the Effective Date) of the cash payments to be made pursuant to Section 3.3 (collectively, the "Merger Consideration").

         3.2 DETERMINATION OF ADJUSTED GAAP NET WORTH.

         (a) Prior to the Closing Date, Zenith Insurance shall retain a "big six" accounting firm selected by the Management Group (the "Accountant") to perform the audits and prepare the reports required pursuant to this Section 3.2; provided, however, that if the Management Group fails to select an accounting firm within 3 business days prior to the Closing Date, Zenith Insurance may select the accounting firm that will act as the Accountant.

         (b) Within sixty (60) days after the Effective Date, the Accountant shall conduct and complete an audit of the Fund's statement of financial position as of the Effective Date, which shall be prepared in accordance with GAAP without giving effect to the Merger (the "Closing Balance Sheet"). The Accountant shall deliver its audit report on the Closing Balance Sheet to Zenith, Zenith Insurance, Zenith Insurance's auditors and the Management Group. RMG shall cooperate with the Accountant in connection with such audit, including the provision of customary representation letters. The Accountant's audit report on the Closing Balance Sheet shall be final and binding on all of the parties hereto.

         (c) From time to time after the Effective Date, but prior to each payment required pursuant to Section 3.3 (b), (c) and (d), the Accountant shall audit a revised statement of financial position of the Fund as of the Effective Date, prepared in accordance with GAAP without giving effect to the Merger (each, a "Revised Closing Balance Sheet"). The Accountant shall issue, and deliver to Zenith, Zenith Insurance, Zenith Insurance's auditors and the Management Group, a special report on each Revised Closing Balance Sheet, in accordance with the American Institute of Certified Public Accountants' Statements on Auditing Standards. Each of the Accountant's special reports shall be final and binding on all of the parties hereto.

         (d) "Adjusted GAAP Net Worth" shall mean, as of any date, (i) the amount reflected as "member distribution payable" on the most recently prepared Revised Closing Balance Sheet, plus (ii) $1,600,000, minus (iii) 50% of the Accountant's fees and expenses for auditing the Closing Balance Sheet and any Revised Closing Balance Sheet that has been prepared, minus (iv) payments made to Members after the Effective Date in respect of Loss Sensitive Policies to the extent that the amount reflected as "member distribution payable" on the most recently prepared Revised Closing Balance Sheet represents an accrual for such payments.

         3.3 PAYMENT OF MERGER CONSIDERATION. Zenith shall pay the Merger Consideration to the Member Distributees, as follows:

         (a) As soon as practical after the Effective Time, Zenith shall make payments to Member Distributees equal, in the aggregate, to $1,140,000;

         (b) On or before December 31, 1997, Zenith shall make payments to Member Distributees equal, in the aggregate, to 50% of the amount by which (i) the Fund's Adjusted GAAP Net Worth, as of the date of payment, net of any amounts included therein that represent accruals for payments due to Members under Loss Sensitive Policies, exceeds (ii) the amount paid pursuant to paragraph (a) hereof;

         (c) On or before December 31, 1998, Zenith shall make payments to Member Distributees equal, in the aggregate, to 50% of the amount by which (i) the Fund's Adjusted GAAP Net Worth, as of the date of payment, net of any amounts included therein that represent accruals for payments due to Members under Loss Sensitive Policies, exceeds (ii) the sum of the amounts paid pursuant to paragraphs (a) and (b) hereof; and

         (d) On or before December 31, 1999, Zenith shall make payments to Member Distributees equal, in the aggregate, to the sum of:

         (i) 100% of the amount by which the Fund's Adjusted GAAP Net Worth, as of the date of payment, exceeds the sum of the amounts paid pursuant to paragraphs (a), (b) and (c) hereof;

         (ii) interest accrued at the rate of 7% per annum on each of the amounts paid pursuant to the foregoing paragraphs (a), (b) and (c) and clause (d)(i) hereof, in each case, from the Effective Date until the respective date of payment of such amounts pursuant to this Section 3.3 (each, a "Payment Date");

         (iii) interest accrued at the rate of 7% per annum on the interest calculated pursuant to the foregoing clause (ii) from the respective Payment Date until the date of payment pursuant to this clause (d).

         3.4 ASSUMPTION OF LIABILITY FOR ASSESSMENTS. From and after the Effective Time, Zenith hereby assumes all Liability for Assessments and Zenith shall indemnify and hold harmless the Members against any Liability for Assessments.


                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES
                                 OF THE FUND AND RMG

         Except as described in the appropriate sections of the Disclosure Schedule, the Fund and RMG represent and warrant to Zenith, Zenith Insurance and Zenith National that:

         4.1 ORGANIZATION AND QUALIFICATION.

         (a) The Fund is a self-insurance trust fund duly organized, validly existing and in good standing under the Laws of the State of Florida. RMG is a not-for profit corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Each of the Fund and RMG has all requisite power and authority and all necessary governmental Consents to own, lease and operate its properties and to carry on its business as it is now being conducted. The Fund and RMG have heretofore made available to Zenith complete and correct copies of the Fund's Declaration of Trust and RMG's Articles of Incorporation and By-Laws, respectively, each in effect as of the date hereof.

         (b) The Fund is (i) duly licensed or authorized as a self-insurance trust fund in the State of Florida, (ii) not required to be licensed or authorized as a self-insurance trust fund or insurance company in any jurisdiction other than the State of Florida, and (iii) duly authorized in the State of Florida to write the line of business reported as being written in the SAP Statements.

         (c) RMG is (i) duly licensed or authorized as a managing general agent and was previously licensed as a service company in the State of Florida, and (ii) not required to be licensed or authorized as a managing general agent or service company in any jurisdiction other than the State of Florida.

         4.2 SUBSIDIARIES. The Fund has no Subsidiaries. Except for RMG, the Fund does not directly or indirectly have any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Fund. RMG has one member, which member is the Fund.

         4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Fund and RMG have the requisite power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the Requisite Percentage of Voting Members in accordance with the FIL as contemplated by Section 6.3 of this Agreement, to consummate the transactions contemplated hereby. This Agreement and the consummation by the Fund and RMG of the transactions contemplated hereby have been duly and validly authorized by the Board of Trustees of the Fund and the Board of Directors of RMG, respectively, and no other proceedings on the part of the Fund or RMG are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the Requisite Percentage of Voting Members in accordance with the FIL). This Agreement has been duly and validly executed and delivered by the Fund and RMG and, assuming this Agreement constitutes the valid and binding agreement of Zenith, Zenith Insurance and Zenith National, constitutes the valid and binding agreement of the Fund and RMG, enforceable against the Fund and RMG in accordance with its terms, except that the enforcement hereof may be limited by
(a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         4.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution, delivery or performance of this Agreement by the Fund or RMG nor the consummation by the Fund or RMG of the transactions contemplated hereby nor compliance by the Fund or RMG with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Declaration of Trust of the Fund, or the Articles of Incorporation or By-Laws of RMG; (b) require any Consent of any governmental or regulatory authority, except (i) the filing of the Articles of Merger pursuant to the FBCA and appropriate documents with other relevant authorities, (ii) the filing of appropriate documents with, and approval of, the Florida Commissioner; (c) result in a Default under any of the terms, conditions or provisions of any Contract to which the Fund or RMG may be a party, or Permit by which the Fund or RMG or any of their assets may be bound, except for such Defaults as to which requisite waivers or consents have been obtained; or (d) assuming the Consents and Permits referred to in this Section 4.4 are duly and timely obtained or made and the approval of this Agreement by the Requisite Percentage of Voting Members has been obtained, violate any Order or Law applicable to the Fund or RMG or any of their assets.

         4.5 FINANCIAL STATEMENTS AND REPORTS.

         (a) SAP STATEMENTS. The Fund has delivered to Zenith complete and correct copies of all SAP Statements relating to periods ending, or prepared as of any date, on or after December 31, 1993. Each SAP Statement (and the exhibits and schedules relating thereto) was prepared in accordance with SAP applied on a consistent basis (except for changes, if any, disclosed therein) and is complete in all material respects, and each SAP Statement fairly presents (in accordance with SAP) the financial position of the Fund, as of the respective dates thereof, or its earnings and changes in surplus or cash flows, as the case may be, for and during the respective periods covered thereby.
There were no material liabilities affecting the Fund as of December 31, 1995 required in accordance with SAP to be reflected or disclosed in the SAP Statements for the period then ended, or as of June 30, 1996 required in accordance with SAP to be reflected or disclosed in the SAP Statements for the period then ended, which are not so reflected or disclosed.

         (b)  GAAP STATEMENTS.

         (i) The Fund has delivered to Zenith the Interim Statements and the GAAP Statements. The GAAP Statements and Interim Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated and present fairly the financial position of the Fund, as of the respective dates thereof, and the results of its operations and cash flows for the periods then ended, subject, in the case of the Interim Statements, to normal year-end adjustments which will not, in the aggregate, in the opinion of the Trustees of the Fund, be material.

         (ii) RMG has delivered to Zenith its audited financial statements for the fiscal year ended September 30, 1995, together with the notes related thereto. Such financial statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated and present fairly the financial position of RMG as of the respective dates thereof and the results of its operations and cash flows for the periods then ended.

         (c) The Fund has filed all SAP Statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate regulatory authorities of the State of Florida on forms prescribed or permitted by such authority. The Fund has filed all other required forms, reports and documents with the Florida Commissioner required to be filed or submitted by it pursuant to the FIL and the rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of such laws and the rules promulgated thereunder. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included therein at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.6 RESERVES.

         (a) Section 4.6 of the Disclosure Schedule sets forth the methodology used by the Fund in developing the reserves for incurred losses, incurred loss adjustment expenses, incurred but not reported losses and loss adjustment expenses for incurred but not reported losses as set forth in the SAP Statements. All such reserves in respect of insurance or reinsurance treaties or agreements established or reflected in the SAP Statements were determined in accordance with commonly accepted actuarial standards applied on a consistent basis and are in compliance, in all material respects, with the requirements of the FIL, as well as those of any other applicable insurance laws.

         (b) All reserves and accrued liabilities for estimated losses, settlements, costs and expenses from pending suits, actions and proceedings included in each SAP Statement were determined in accordance with SAP and generally accepted actuarial assumptions and Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board.

         4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as specifically provided for in this Agreement and except as set forth in Section 4.7 of the Disclosure Schedule, since December 31, 1995, the Fund and RMG have operated their respective businesses only in the ordinary course of business and consistent with past practice, and except in the ordinary course of business and consistent with past practice, neither the Fund nor RMG has:

         (i) declared, set aside or paid any dividends or declared or made any other distributions of any kind to its policyholders;

         (ii) incurred any obligation or liability (fixed or contingent), or series of related obligations or liabilities, other than ordinary course obligations arising pursuant to the terms of its insurance or reinsurance treaties and contracts;

         (iii) made any change in its accounting or reserving methods or practices, other than those required to be made by regulatory agencies or by the Financial Accounting Standards Board, or made any change in depreciation or amortization policies or rates adopted by it which change materially affects any financial statement item (without giving effect to any offsetting change);

         (iv) made any change in the underwriting, establishment of reserves, investment or claims adjustment policies and practices or change in any activity which (A) has had the effect of accelerating the recording and billing of premiums or accounts receivable or delaying the payment of expenses or establishing loss reserves in connection with any accounts or business of the Fund, or (B) has had the effect of materially altering, modifying or changing the historic, financial or accounting practices or policies of the Fund, including accruals of, and reserves for, tax liabilities;

         (v) amended its Declaration of Trust or By-laws or merged with or into or consolidated with any other person, or changed or agreed to change in any manner the character of its business;

         (vi) suffered any material damage, destruction or loss, whether or not covered by insurance;

         (vii) entered into any agreement, commitment or transaction (including, without limitation, any capital expenditure, capital financing or sale of assets) for any material amount, other than ordinary course obligations pursuant to the terms of its insurance or reinsurance treaties and contracts;

         (viii) allowed any Lien on any tangible or intangible asset, or any sale, transfer, assignment or lease of any tangible or intangible asset;

         (ix) effected any cancellation of any debt or waiver or release of any material right or claim other than under its insurance or reinsurance treaties and contracts;

         (x) made any payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than ordinary course payments pursuant to the terms of its insurance or reinsurance treaties and contracts;

         (xi) been subjected to any labor dispute, litigation or governmental investigation material to their business or their financial condition;

         (xii)  made any loan or advance to any person;

         (xiii) purchased, leased or acquired any assets or properties of any person;

         (xiv) increased or agreed to increase any salary, wages, benefits or other forms of compensation payable or to become payable to any of its current or former officers, directors, trustees or employees, or any bonus or severance payments or arrangements made to, for or with any of its officers, directors, trustees or employees, or any supplemental retirement plan or other program or special remuneration or compensation for any of its officers, directors, trustees or employees, other than those which have been approved by Zenith;

         (xv) terminated or amended or failed to perform its obligations or caused the occurrence of any default under any agreement the result of which had, or in the future can reasonably be expected to have, a Material Adverse Effect;

         (xvi) entered into any agreement, whether in writing or otherwise, to do any of the foregoing; or

         (xvii) entered into any material transaction or commitment of any kind other than in the ordinary course of business.

         4.8 LITIGATION. Except as disclosed in the financial statements delivered pursuant to Section 4.5 or as set forth in Section 4.8 of the Disclosure Schedule, there is no Litigation pending or, to the knowledge of the Fund, threatened against or affecting the business operations or financial condition of the Fund or RMG. Neither the Fund nor RMG is in default with respect to any judgement, order, writ, injunction or decree of any court or any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         4.9 NO REGULATORY DISQUALIFICATIONS. To the knowledge of the Fund, no event has occurred and no condition exists or, to the extent it is within the reasonable control of the Fund, will occur or exist with respect to the Fund or RMG that, in connection with obtaining any regulatory Consents required for the Merger, would cause the Fund or RMG to fail to satisfy on its face any applicable statute or written regulation of any applicable insurance regulatory authority, which is reasonably likely to adversely affect the Fund's or RMG's ability to consummate the transactions contemplated hereby.

         4.10 PROXY STATEMENT.   The Proxy Statement will comply with the FIL,
except that no representation is made by the Fund with respect to information supplied in writing by Zenith or any affiliate of Zenith specifically for inclusion in the Proxy Statement. None of the information as to the Fund or RMG contained in the Proxy Statement will contain, and none of the information heretofore furnished to Zenith or its representatives by the Fund contains, any untrue statement of a material fact required to be stated therein or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.11 TAXES. Except as disclosed in Section 4.11 of the Disclosure Schedule (with paragraph reference corresponding to those set forth below) or in the SAP Statements or the GAAP Statements or as disclosed in writing to Zenith prior to the date hereof:

         (a) All Tax Returns required to be filed with respect to the Fund and RMG have been duly and timely filed, and all such Tax Returns are true, correct and complete. All Taxes that are due and payable by the Fund and RMG have been paid or adequate provision has been made on the Fund's and RMG's books and records in accordance with GAAP or SAP, as the case may be, for the payment of such Taxes. There are no Liens on any of the assets of the Fund except for statutory Liens for current Taxes.

         (b) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Fund or RMG, as the case may be, has made due and sufficient current accruals for such Taxes in accordance with SAP and GAAP, and such current accruals are duly and fully provided for in the GAAP Statements of the Fund or RMG, as the case may be.

         (c) The Fund and RMG have complied (and until the Effective Time will comply) with all applicable Laws relating to information reporting and the withholding of Taxes in connection with amounts paid or owing to any third party.

         (d) Neither the Fund nor RMG have been audited or examined by the Internal Revenue Service. Except as set forth in Section 4.11(d) of the Disclosure Schedule, the Fund and RMG have not been required to file any state, local or foreign income or franchise Tax Returns. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Fund or RMG for any taxable period. The Fund has delivered to Zenith copies, which are true, correct and complete, of each of the federal income and state premium Tax Returns, for each of the last three taxable years, filed by the Fund and RMG.

         (e) No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or to the knowledge of the Fund, threatened with respect to any Taxes due from the Fund or RMG or any Tax Return filed by or relating to the Fund or RMG. No assessment of Tax has been proposed, orally or in writing, against the Fund or RMG.

         (f) Neither the Fund nor RMG is a party to, nor is either of them bound by, nor does either have any obligation under, any tax sharing contract, and neither the Fund nor RMG has any liability for indemnification of third parties with respect to Taxes or liabilities for Taxes as a transferee.

         (g) For all tax years for which the applicable statute of limitations has not yet expired, the Fund's and RMG's respective tax reserves have been computed in accordance with the requirements of the Code.

         4.12   EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

         (a) GENERAL COMPLIANCE WITH LAW. Each Plan has been operated in accordance with its terms and the requirements of ERISA, the Code, and all other applicable Laws. All reports and disclosures relating to the Plans required to be filed or furnished to any governmental entity, participants or beneficiaries prior to the Closing have been filed in a timely manner and in accordance in all material respects with applicable Law, except as set forth in Section 4.12(a) of the Disclosure Schedule. Section 4.12 of the Disclosure Schedule contains a true and complete list of each Plan and ERISA Affiliate Plan.

         (b) ERISA TITLE IV LIABILITY; DEFINED BENEFIT PLANS. (i) Neither the Fund nor RMG, nor any ERISA Affiliate of the Fund or RMG has incurred any direct or indirect liability under, arising out of, or by operation of Title IV of ERISA that has not been satisfied in full, and no fact or event exists that could reasonably be expected to give rise to any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due);
(ii) for each Plan and ERISA Affiliate Plan which is subject to Title IV of ERISA, the aggregate accumulated benefit obligation (as determined under Statement of Financial Accounting Standards No. 87) of such Plan or ERISA Affiliate Plan does not exceed the fair market value of the assets of such Plan or ERISA Affiliate Plan; (iii) no Plan or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of any Plan or otherwise) have been timely made; (v) no Lien exists under Section 412(n) of the Code or Section 4068 of ERISA with respect to any assets of the Fund or RMG;
(vi) no tax under Section 4971 of the Code has been incurred with respect to any Plan; and (vii) the Fund and RMG and each ERISA Affiliate of the Fund and RMG does not sponsor, maintain, contribute to, or is required to contribute (and has not within the past six (6) years contributed) to a "multiemployer pension plan," as defined in Section 3(37) of ERISA, or a plan described in Section 4063(a) of ERISA.

         (c) PROHIBITED TRANSACTIONS; FIDUCIARY DUTIES. (i) Neither the Fund, RMG, nor any Plan, nor any trust created thereunder and any trustee or administrator thereof has engaged in a transaction in connection with which the Fund or any ERISA Affiliate, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust, which could result in a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code; and (ii) the Fund and all fiduciaries (as defined in Section 3(21) of ERISA) with respect to the Plans, have complied in all respects with Section 404 of ERISA.

         (d) DETERMINATION LETTERS. (i) Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the Tax Reform Act of 1986 and other applicable Laws, or an application was filed for such determination letter on a timely basis, and (ii) nothing has occurred from the date of such letter or such filing that could reasonably be expected to affect the qualified status of such Plan.

         (e) NO ACCELERATION OF LIABILITY. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, trustee, director or officer of the Fund or RMG to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee, trustee, director or officer.

         (f) ABILITY TO TERMINATE PLANS; POST-RETIREMENT PLANS. Each Plan is terminable in accordance with the terms expressly set forth therein, except as may be limited by applicable Law. No Plan provides death, medical or other benefits with respect to current or former employees after retirement or other termination of service, other than coverage mandated by applicable Law.

         (g) EMPLOYEE RELATIONS. Except to the extent set forth in Section 4.12(g) of the Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or threatened against or affecting the Fund or RMG and during the past three years there has not been any such action; (ii) no union claims to represent the employees of the Fund or RMG;
(iii) neither the Fund nor RMG is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Fund or RMG; (iv) none of the employees of the Fund or RMG are represented by any labor organization and the Fund and RMG do not have any knowledge of any current union organizing activities among the employees of the Fund or RMG, nor does any question concerning representation exist concerning such employees; (v) true and correct copies of all written personnel policies, rules and procedures applicable to employees of the Fund or RMG have heretofore been delivered to Zenith by the Fund and RMG; (vi) there is no grievance arising out of any collective bargaining agreement or other grievance procedure pending against the Fund or RMG; (vii) neither the Fund nor RMG has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Fund or RMG, nor is such an investigation in progress;
(viii) there are no employment contracts or severance agreements with any employees of the Fund or RMG; and (ix) no employee of the Fund or RMG has suffered an "employment loss" (as defined in the Worker Adjustment and Retraining Notification Act) during the three (3) month period prior to the Closing.

         4.13 INTENTIONALLY OMITTED.

         4.14 INTELLECTUAL PROPERTY. (a) Each of the Fund and RMG is the owner of, or a licensee under a valid license for, all items of intellectual property which are material to its business as currently conducted, including, without limitation, (i) copyrights, patents, trademarks, logos, service marks, trade names, service names, all applications therefor and all registrations thereof, and (ii) rights and licenses, computer software, trade secrets, know-how, inventions, processes, formulae and other intellectual property rights (collectively, the "Intellectual Property"); (b) with respect to all Intellectual Property owned by the Fund or RMG, the Fund or RMG, as the case may be, is the sole owner and has the exclusive right to use such Intellectual Property, and such owned Intellectual Property is not subject to any Liens; (c) there is no infringement or other adverse claim against the rights of the Fund or RMG with respect to any of the Intellectual Property; and (d) neither the Fund nor RMG has not been charged with, nor to the knowledge of the Fund or RMG, is the Fund or RMG threatened to be charged with nor is there any basis for any such charge of, infringement or other violation of, nor has the Fund or RMG infringed, nor is it infringing upon, any unexpired rights of any third party in any of the Intellectual Property.

         4.15 BROKERS AND FINDERS. Neither the Fund nor RMG has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

         4.16 FAIRNESS OPINION. The Fund has engaged Raymond James, as financial advisor to the Fund, to render a fairness opinion with respect to the consideration to be received by the Members in the Merger. Upon receipt of such opinion, a copy thereof will be provided to Zenith.

         4.17 TITLE TO PROPERTY.

         (a) Each of the Fund and RMG (i) has good, valid and marketable title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Liens, and (ii) owns, or has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business.

         (b) Each of the Fund and RMG:

         (i) is in peaceful and undisturbed possession of the space and/or estate under each real property lease under which it is a tenant, and there are no defaults by it as tenant thereunder; and

         (ii) has good and valid rights of ingress and egress to and from all the real property leased by it from and to the public street systems for all usual street, road and utility purposes.

         4.18 INSURANCE. Section 4.18 of the Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies of general liability, fire, products liability, employers' liability, directors' and officers' liability, workers' compensation, bonds and any other form of insurance owned or held by or on behalf of or providing insurance coverage to the Fund and RMG, including the following information for each such policy: type(s) of insurance coverage provided;

name of insurer; effective dates of the oplicy; policy number; per occurrence and annual aggregate deductibles or self-insured retention; and per occurrence and annual aggregate limits of liability; and the extent, if any, to which the limits of liability of any products liability or general liability insurance have been invaded or exhausted. The Fund and RMG are, and have been continuously since January 1, 1995, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Fund and RMG during such time period. Neither the Fund nor RMG is in Default under, nor have they received any notice of cancellation or termination with respect to, any insurance policy of the Fund or RMG. The insurance policies of the Fund and RMG are valid and enforceable policies. The Fund and RMG maintain all insurance coverage required to be maintained pursuant to the FIL, including, without limitation, excess insurance in accordance with Florida Administration Code Rule 4-190.061.


         4.19 NO DEFAULT. Neither the Fund nor RMG is in Default under any term, condition or provision of (a) its Declaration of Trust, or Articles of Incorporation, respectively, (b) any Contract or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound or affected; (c) any Order applicable to it or any of its properties or assets; or (d) any Permit necessary for it to conduct its business as currently conducted.

         4.20 NONCOMPLIANCE WITH LAWS. The businesses of the Fund and RMG are being conducted in compliance with all applicable Laws. Except as set forth in
Section 4.20 of the Disclosure Schedule, since January 1, 1993, neither the Fund nor RMG has received any written notification or written communication from any agency or department of federal, state, or local government (a) asserting that the Fund or RMG is not in compliance with any of the Laws, Orders or Permits of any governmental agency or authority or that any such agency or authority enforces, or (b) requiring the Fund or RMG to enter into or consent to the issuance of a cease and desist order, formal agreement, directive or commitment which restricts the conduct of its business or which affects its capital, its credit or reserve policies, its management, or the payment of dividends.

         4.21  MANAGEMENT AND SERVICE AGREEMENTS.

         (a) All management and/or service agreements entered into by the Fund as now in force are set forth in Section 4.21 of the Disclosure Schedule, and to the extent required under applicable Law, are in a form acceptable to applicable regulatory authorities or, to the extent required by Law, have been filed and not objected to by such authorities within the period provided for objection.

         (b) Except as set forth in Section 4.21 of the Disclosure Schedule, each agreement set forth in Section 4.21 of the Disclosure Schedule is valid and binding against the Fund and each other party thereto, and is in full force and effect in accordance with its terms. Except as set forth in Section 4.21 of the Disclosure Schedule, the Fund and each other party thereto is and has been in compliance with the terms of such agreements. There are no defaults (or circumstances or events that, with the giving of notice or lapse of time or both, would become defaults) with respect to any such contract or other agreement and no such contract or other agreement contains any provisions providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions.

         4.22 INVESTMENT PORTFOLIO AND OTHER ASSETS. Section 4.22 of the Disclosure Schedule contains the Fund's investment guidelines and a list of the securities and other investments in the Fund's investment portfolio, as of June 30, 1996, with information included thereon as to the amortized cost of each such investment and the market value thereof as of such date. None of such investments included in the investment portfolio is in default in the payment of principal or interest or dividends or materially impaired. All such investments included in such portfolio comply with all insurance laws and regulations of each of the states to which the Fund is subject relating thereto including, without limitation, Florida Administrative Code Rule 4-190.071.

         4.23  INTERCOMPANY AND AFFILIATE TRANSACTIONS; INSIDER INTERESTS.
Section 4.23 of the Disclosure Schedule lists all intercompany agreements or arrangements of any kind between or among the Fund, RMG or their officers, directors, trustees or policyholders.

         4.24 OFFICERS, DIRECTORS, TRUSTEES AND EMPLOYEES. The Fund and RMG have previously delivered to Zenith true and correct information as to (a) the name of each of the Fund's officers, directors, trustees and employees, (b) the name of each of RMG's officers, directors and employees as of September 30, 1996, and (c) the total compensation of all such officers, directors, employees and trustees.

         4.25 NO MATERIAL ADVERSE CHANGE. Since December 31, 1995, there has been no change in the business, properties, assets, condition (financial or otherwise), liabilities or operations of the Fund or RMG which, individually or in the aggregate has had, or is reasonably likely to have, a Material Adverse Effect. The Fund is not aware of any fact or facts which, individually or in the aggregate, is or are reasonably likely to have a Material Adverse Effect.

         4.26 NO UNDISCLOSED LIABILITIES. Except for liabilities and obligations (x) incurred in the ordinary course of business and consistent with past practice or (y) pursuant to the terms of this Agreement, since December 31, 1995 to the date hereof, neither the Fund nor RMG has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, individually or in the aggregate a Material Adverse Effect or would be required by GAAP or SAP to be reflected on a balance sheet of the Fund or RMG (including the notes thereto).

         4.27 FULL DISCLOSURE. The representations and warranties made by the Fund in this Agreement, or in any documents referenced or delivered pursuant hereto or thereto, do not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein, or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Zenith pursuant hereto were or will be complete and accurate copies of such documents.

                                      ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF ZENITH,
                         ZENITH INSURANCE AND ZENITH NATIONAL

         Each of Zenith, Zenith Insurance and Zenith National represents and warrants to the Fund that:

         5.1 CORPORATE ORGANIZATION AND QUALIFICATION.

         (a) Zenith, Zenith Insurance and Zenith National are corporations duly organized, validly existing and in good standing under the Laws of the States of Florida, California and Delaware, respectively, and each is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification. Zenith is a wholly owned subsidiary of Zenith Insurance, and Zenith Insurance is a wholly owned subsidiary of Zenith National. Zenith, Zenith Insurance, Zenith National, and each Subsidiary of Zenith Insurance has all requisite corporate power and authority and all necessary governmental Consents to own, lease and operate its properties and to carry on its business as it is now being conducted.

         (b) Zenith Insurance is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in Zenith's Annual Statement for the year ended December 31, 1995. Zenith, Zenith Insurance and Zenith National have heretofore provided to the Fund complete and correct copies of their charters and bylaws, each as in effect as of the date hereof.

         (c) Prior to the Effective Time, Zenith will be duly licensed or authorized as an insurance company in the State of Florida and duly authorized in the State of Florida to write workers' compensation insurance business.

         5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Zenith, Zenith Insurance and Zenith National has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Zenith, Zenith Insurance and Zenith National of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Zenith, Zenith Insurance and Zenith National, and no other corporate proceedings on the part of Zenith, Zenith Insurance or Zenith National are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Zenith, Zenith Insurance and Zenith National and, assuming this Agreement constitutes the valid and binding agreement of the Fund and RMG, constitutes the valid and binding agreement of Zenith, Zenith Insurance and Zenith National, enforceable against Zenith, Zenith Insurance and Zenith National in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         5.3 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution, delivery or performance of this Agreement by Zenith or Zenith Insurance nor the consummation by Zenith or Zenith Insurance of the transactions contemplated hereby nor compliance by Zenith or Zenith Insurance with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of Zenith or Zenith Insurance; (b) require any Consent of any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) the filing of the Articles of Merger pursuant to the laws of the State of Florida, the filing of an agreement of merger pursuant to the laws of the State of California, and the filing of appropriate documents with the relevant authorities of other states in which Zenith Insurance or any of its Subsidiaries is authorized to do business, (iii) the filing of appropriate documents with, or approval of, the respective Commissioners of Insurance of the states of Florida, California and other states in which Zenith Insurance conducts business; (c) result in a Default under any of the terms, conditions or provisions of any Contract to which Zenith, Zenith Insurance or any of its Subsidiaries or any of their respective assets may be bound, except for such Defaults as to which requisite waivers or consents have been obtained; or (d) assuming the Consents referred to in this Section 5.3 are duly and timely obtained or made, violate any Order or Law applicable to Zenith, Zenith Insurance or any of its Subsidiaries or to any of their respective assets.

         5.4 PROXY STATEMENT. None of the information supplied by Zenith or its affiliates in writing specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, at the time of the Special Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.5 BROKERS AND FINDERS. Zenith and its affiliates have not employed any investment banker, broker, finder, or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.


                                      ARTICLE VI

                         ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 CONDUCT OF BUSINESS OF THE FUND. During the period from the date of this Agreement to the Effective Time (unless Zenith shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Fund will conduct its operations according to its ordinary and usual course of business consistent with past practice and shall use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees, maintain its Permits and Contracts and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Fund will not, without the prior written consent of Zenith:

         (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Fund (other than the Merger);

         (ii) except as set forth in Section 6.1(ii) of the Disclosure Schedule, adopt any amendments to its Declaration of Trust;

         (iii) make any acquisition, by means of merger, consolidation or otherwise, or enter into any agreement for the disposition, of assets or securities;

         (iv) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in any other person other than the Fund;

         (v) grant any increases in the compensation of any of its directors or trustees or, except in the ordinary course of business and in accordance with past practice, grant any increases in the compensation of any of its officers, employees or agents;

         (vi) except in connection with the transactions contemplated by this Agreement, enter into any new or amend any existing employment agreement or, except as may be consistent with Fund policies in effect as of the date of this Agreement, enter into any new or amend any existing severance or termination agreement with any officer or employee of the Fund;

         (vii) except as may be required to comply with applicable Law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan or similar plan, which was not in existence on the date hereof, or amend any Plan;

         (viii) amend, increase, accelerate the payment or vesting of the amount payable or to become payable under or fail to make any required contribution to, any benefit plan or increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice;

         (ix) change any method of accounting or accounting practice by the Fund, except for any such required change in GAAP or applicable statutory accounting principles;

         (x) change its investment guidelines or policies or conduct transactions in investments except in compliance with its investment guidelines and policies and approved programs or transactions and all applicable insurance Laws;

         (xi) enter into any Contract to purchase, or to lease for a term in excess of one year, any real property, provided that the Fund may as a tenant renew any existing lease for a term not to exceed two years;

         (xii) enter into any insurance, reinsurance, coinsurance or similar Contract, whether as insurer, reinsurer or reinsured, except in the ordinary course of business consistent with past practice;

         (xiii) enter into any Contract with any insurance agent or broker that provides, by its terms, for exclusivity (including, without limitation, by territory, product, or distribution) or that is not terminable by its terms within 180 days by the Fund without substantial premium or penalty or, in the case of career agents, without commission renewal liability, except to the extent that the Contract provides for vesting commissions;

         (xiv) (x) take, or agree or commit to take any action that would make any representation and warranty of the Fund hereunder inaccurate at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), (y) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), or (z) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VII not being satisfied;

         (xv) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

         (xvi) settle any tax audit, or make or change any tax election or file amended Tax Returns.

         6.2 ALTERNATIVE PROPOSALS. The Fund will not authorize, and will use its best efforts to cause its officers, trustees, directors, employees or agents not to, directly or indirectly, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, an Alternative Proposal, or recommend or endorse any Alternative Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; provided, however, that the Fund may, and may authorize and permit its officers, trustees, directors, employees or agents to provide third parties with nonpublic information reasonably necessary to facilitate an Alternative Proposal, recommend or endorse any Alternative Proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any Alternative Proposal, if the Fund's Board of Trustees, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that the failure to do so would be inconsistent with its fiduciary duties to the Fund's Members under applicable Law. If the Fund enters into a definitive agreement with respect to any Alternative Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid to Zenith the expenses outlined in Section 9.1(b). The Fund will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Zenith with respect to any of the foregoing. The Fund shall immediately advise Zenith following the receipt by it of any Alternative Proposal and the material terms and conditions thereof, and the identity of the person making any such Alternative Proposal, and advise Zenith of any developments with respect to such Alternative Proposal immediately upon the occurrence thereof.

         6.3 MEMBERS' APPROVAL; PROXY STATEMENT. The Fund shall duly call, give notice of, convene and hold the Members' Meeting as soon as practicable following the execution of this Agreement for the purpose of obtaining the approval of the Requisite Percentage of the Voting Members with respect to this Agreement and the Merger. The Fund shall use its best efforts to obtain and furnish the information required to be included by it in the Proxy Statement to be furnished to the Fund's Members regarding the Merger. Zenith shall have the right to approve the form and contents of the Proxy Statement and any preliminary versions thereof prior to the time it is filed with the Florida Commissioner. After consultation with Zenith, the Fund shall respond promptly to any comments made by the Florida Commissioner with respect to the Proxy Statement and any preliminary version thereof, and cause the Proxy Statement to be mailed to its Voting Members, at the earliest practicable time following the execution of this Agreement. The Fund shall use its best efforts to obtain the approval of the Requisite Percentage of the Voting Members with respect to this Agreement and the Merger, and the Fund shall, through its Board of Trustees, subject to its fiduciary duties under applicable Law, recommend to its Members approval of this Agreement, unless, in each case, the members of the Board of Trustees of the Fund, after having consulted with and considered the advice of outside counsel, reasonably determine in good faith that under the circumstances the foregoing actions would be reasonably likely to result in a breach of their fiduciary duties to the Members under applicable Law. Notwithstanding the foregoing, the Board of Trustees of the Fund may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement, or recommend and declare advisable any other offer or proposal, if the Board of Trustees, after consultation with its outside counsel, has reasonably determined in good faith that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would be reasonably likely to result in a breach of their fiduciary duties to the Members under applicable Law. Additionally, the Board of Trustees of the Fund may withdraw, modify or change any recommendation or declaration regarding this Agreement if the fairness opinion rendered by Raymond James in connection with this Agreement and the Related Documents determines the value of the consideration to be received by the Members of the Fund not to be fair to the Members, from a financial point of view.

        6.4 SATISFACTION OF CONDITIONS, RECEIPT OF NECESSARY APPROVALS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to (i) promptly effect all necessary registrations, submissions and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, which may be necessary or required in connection with the consummation of the transactions contemplated by this Agreement, (ii) to use its best efforts to secure federal and state antitrust clearance (including taking steps to avoid or set aside any preliminary or permanent injunction or other order of any federal or state court of competent jurisdiction or other governmental authority), (iii) use its best efforts to take all other action and to do all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (iv) use its best efforts to obtain all other necessary or appropriate Consents (including but not limited to any required Consents of the Commissioners). Each of the parties hereto acknowledges that certain actions may be necessary with respect to the foregoing in making notifications and obtaining Consents which are material to the consummation of the transactions contemplated hereby, and each of the parties hereto agrees to take such action as is necessary to complete such notifications and obtain such Consents, provided, however, that nothing in this Section 6.4 or elsewhere in this Agreement shall require any party hereto to hold separate or make any divestiture of any asset or otherwise agree to any restriction on their operations which would in any such case be material to the assets, liabilities or business of, (a) in the case of the Fund or RMG, the Fund, and
(b) in the case of Zenith, Zenith Insurance or Zenith National, Zenith
National and its Subsidiaries, taken as a whole, in order to obtain any Consent required by this Agreement. All necessary registrations, submissions and filings under the HSR Act or in connection with securing federal or state antitrust clearance, shall be at the cost of Zenith, provided, however, that the HSR Act filing fee shall be shared equally by Zenith and the Fund. Additionally, Zenith shall be primarily responsible for all filings required hereunder, unless such filings are specifically required of the Fund or RMG, in which case the Fund or RMG, as the case may be, shall promptly make such filings following receipt of written notification of the requirement for such filings.

         6.5 ACCESS TO INFORMATION.

         (a) Upon reasonable notice, the Fund shall afford to officers, employees, counsel, accountants and other authorized representatives of Zenith ("Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested.

         (b) Zenith agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section
6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

         (c) Zenith will hold, and will use its best efforts to cause its Representatives to hold, in strictest confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of Law, all documents and information concerning the Fund furnished to Zenith or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by Zenith or its Representatives,
(ii) in the public domain through no fault of Zenith or its Representatives, or
(iii) later lawfully acquired by Zenith or its Representatives from other sources (unless Zenith knows that such other sources are not entitled to disclose such information)) and will not release or disclose such information to any other person, except its Representatives in connection with this Agreement, provided that such Representative shall have first been advised by Zenith of the confidentiality provision of this Section 6.5.

         (d) Notwithstanding the provisions hereof, during the period prior to the Effective Time, the parties shall take appropriate precautions to ensure that competitively sensitive information is not exchanged in a manner which is inconsistent with applicable Law.

         6.6 PUBLICITY. Zenith and the Fund will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

         6.7 INDEMNIFICATION OF TRUSTEES AND OFFICERS. Zenith shall indemnify and hold harmless the Indemnified Parties from and against all costs, damages, judgments, attorney's fees, expenses, obligations and liabilities of whatsoever kind or nature, without limitation as to time, amount or otherwise, which the Indemnified Parties may incur or sustain in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission in their capacity as trustee, fiduciary, officer, employee or agent of the Fund or RMG (including, without limitation, any which arise out of or relate to actions or omissions which relate to the Merger and the transactions contemplated by this Agreement); provided, however, that Zenith shall not be obligated to indemnify the Indemnified Parties if and to the extent that such costs, damages, judgments, attorney's fees, expenses, obligations or liabilities arise as a result of (a) a violation of criminal law resulting in a conviction,
(b) any deliberately dishonest or fraudulent act or omission, or (c) any act or omission committed in bad faith or with malicious purpose or constituting gross negligence, and, in the case of any claim, action, suit, proceeding or investigation arising out of or pertaining to the Merger or any transaction contemplated by this Agreement or the Related Documents, Zenith shall not be obligated to indemnify the Indemnified Parties if and to the extent that all material aspects of the Merger and the transactions contemplated by this Agreement and the Related Documents were not fully described and disclosed in the Proxy Statement. At its option, Zenith may provide insurance policies of its choosing which insure and cover Zenith's obligation of indemnification to the Indemnified Parties as contained herein; provided, however, that the provision of such insurance polices by Zenith shall not relieve Zenith from its obligation of indemnification to the Indemnified Parties; and provided further, that any deductibles required under any such insurance policies shall be the sole responsibility of Zenith.

         6.8 GUARANTY BY ZENITH INSURANCE AND ZENITH NATIONAL. Zenith Insurance and Zenith National hereby jointly and severally guarantee the performance by Zenith of its covenants and obligations under this Agreement and the Related Documents. The parties acknowledge and agree that this guaranty by Zenith Insurance and Zenith National constitutes an important inducement to the Fund to execute this Agreement and, consequently, constitutes an essential part of the consideration to be received by the Fund hereunder. This guaranty by Zenith National shall survive the merger of Zenith and Zenith Insurance, and shall continue in full force until all obligations of Zenith (and all obligations of Zenith Insurance acquired pursuant to the merger of Zenith and Zenith Insurance) under this Agreement and the Related Documents have been satisfied and discharged. Zenith Insurance and Zenith National shall not be discharged from liability under this guaranty so long as any obligation of Zenith existing under this Agreement or the Related Documents remains outstanding and unperformed. This guaranty by Zenith Insurance and Zenith National shall inure to the benefit of the Fund, its Members, the Indemnified Parties and the parties to the Related Documents.

         6.9 MERGER OF ZENITH AND ZENITH INSURANCE. As soon as practical after the Effective Time, Zenith, Zenith Insurance and Zenith National shall cause Zenith to be merged with and into Zenith Insurance, with (a) Zenith Insurance as the surviving corporation in such merger, (b) the outstanding shares of Zenith being cancelled and no shares of Zenith Insurance being issued in exchange therefor, and (c) the outstanding shares of Zenith Insurance remaining outstanding and unaffected by such merger, all in accordance with the GCL and the FBCA. The merger of Zenith and Zenith Insurance shall have the effect set forth in the GCL, including (i) the separate existence of Zenith shall cease, (ii) Zenith Insurance shall succeed, without other transfer, to all the rights and property of Zenith, and (iii) Zenith
Insurance shall be subject to all the debts and liabilities of Zenith in the same manner as if Zenith Insurance had itself incurred them.

        6.10 TERMINATION OF RMG MANAGEMENT AGREEMENTS. The Fund and RMG hereby agree that, from and after the Effective Time, all management agreements between RMG and the Fund are hereby terminated and of no further force or effect.

        6.11 DIVIDEND PAYMENTS. As soon as practical after the Effective Time, Zenith shall, subject to the approval of the Florida Department, pay dividends on the Fund's Loss Sensitive Policies equal to $1,381,583.

        6.12 FINANCIAL STATEMENTS AND REPORTS.

         (a) As promptly as practicable after the date hereof, but in no event later than five business days prior to the Closing Date, the Fund and RMG shall prepare and deliver to Zenith financial statements of the Fund that present fairly the financial position of the Fund as of September 30, 1996, and the results of its operations and cash flows for the period then ended in accordance with GAAP (the "September Financial Statements").

         (b) As promptly as practicable after the date hereof, but in no event later than five business days prior to the Closing Date, the Fund and RMG shall cause Milliman & Robertson, Inc. to prepare and deliver to Zenith an actuarial review of the Fund's reserves as of September 30, 1996.

         (c) As promptly as practicable after the Fund or RMG files or submits any financial statement or other report to the insurance regulatory authorities of the State of Florida (but in no event later than five business days thereafter), the Fund and RMG shall deliver to Zenith a true and correct copy of each such statement and report, together with all exhibits and schedules thereto.

         (d) After the date hereof, the Fund and RMG shall continue to prepare in the ordinary course and shall deliver, as soon as available, to Zenith, true and complete copies of such financial statements (including, but not limited to, annual and quarterly financial statements prepared in accordance with GAAP and
SAP), reports or analyses as may be prepared or received by the Fund or RMG and as relate to any of the business, operations or affairs of the Fund or RMG, including, without limitation, normal internal reports which the Fund or RMG prepares and special reports (such as those of financial consultants).


                                     ARTICLE VII

                  CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

        7. 1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or, where permissible, waiver at or prior to the Closing Date of the following conditions (provided that any such condition may not be waived without the consent of the Florida Commissioner):

         (a) MEMBER APPROVAL. This Agreement shall have been duly approved by the Requisite Percentage of the Voting Members in accordance with applicable Law.

         (b) FAIRNESS OPINION. Raymond James shall have delivered to the Fund and Zenith its written opinion that the transactions contemplated by this Agreement and the Related Documents are fair, from a financial point of view, to the Members.

         (c) NO INJUNCTIONS. There shall not be in effect any Law or Order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; PROVIDED, HOWEVER, that, subject to the terms and provisions herein provided, prior to invoking this condition each party shall use its reasonable efforts to have any such Order vacated.

         (d) GOVERNMENTAL FILINGS AND CONSENTS. Subject to the terms and provisions herein provided all governmental Consents legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date (including but not limited to the approval of the Commissioners and any Consents which may be required under the insurance Laws of any state in which Zenith Insurance conducts any business or owns any assets), without any limitations unacceptable to Zenith, and the waiting periods under the HSR Act shall have expired or been terminated.

         7.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ZENITH. The obligation of Zenith to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Zenith, to the extent permitted by applicable Law:

         (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 7.2(a), the accuracy of the representations and warranties of the Fund and RMG set forth in Article IV of this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). All representations and warranties set forth in Article IV which are qualified by reference to materiality shall be true and correct as qualified and all other representations and warranties set forth in Article IV of this Agreement shall be true and correct in all material respects.

         (b) PERFORMANCE. Each of the Fund and RMG shall have performed, in all material respects, all covenants and agreements herein required to be performed by it prior to the Closing Date.

         (c) OFFICER'S CERTIFICATE. Zenith shall have received on the Closing Date a certificate, dated the Closing Date and executed by the Chairman of the Board of Trustees of the Fund, certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and (b) hereof.

         (d) DOCUMENTS. Zenith and its counsel shall have received all such documents and instruments, or copies thereof, certified, if requested, as may be reasonably requested in connection with the compliance with the conditions precedent to Zenith's obligations hereunder.

         (e) OPINION. Zenith shall have received an opinion prepared in accordance with the Florida Opinion Standards established by the business section of the Florida Bar Association, dated the Closing Date, from Gerald S. Livingston, Esq., counsel to the Fund, in form and substance satisfactory to it and its counsel and substantially in the form of Exhibit 7.2(e) hereto.

         (f) CONSULTING AGREEMENT. The Management Group shall have entered into an agreement with Zenith, substantially in the form annexed hereto as
Exhibit 7.2(f) (the "Consulting Agreement"), pursuant to which the Management Group shall, for five years after the Effective Date, provide consulting services to Zenith in connection with insurance business written by the Fund prior to the Effective Date and the development of Zenith's workers' compensation business in Florida, as required by Zenith as a condition to entering into this Agreement. The Consulting Agreement shall provide, among other things, that (i) each member of the Management Group shall be compensated by Zenith for his or her services in the amount of $25,000 per year, and (ii) the Management Group (other than Doris Oberhardt) shall not engage in or undertake any workers compensation insurance business beginning on the date of the Effective Time and ending July 31, 2006.

         (g) TRANSFER AGREEMENT. RMG and ZRM shall have entered into an agreement, substantially in the form annexed hereto as Exhibit 7.2(g) (the "Transfer Agreement"), pursuant to which (i) RMG shall transfer all of its assets to ZRM, and ZRM shall assume all of the liabilities of RMG, (ii) ZRM may seek to hire any employees of RMG that ZRM deems to be necessary or useful in the operation or management of ZRM's business, and (iii) as soon as practical after the Effective Time, RMG shall take all appropriate action to effect its dissolution and liquidation in accordance with Florida law.

         (h) ACCOUNTANT'S LETTER. Shores & Company, P.A. shall have delivered to Zenith a letter, dated the Closing Date, in form and substance reasonably satisfactory to Zenith, containing statements and information of the type customarily included in accountants "comfort letters" with respect to the September Financial Statements, including, without limitation, the following:

         (i) Shores & Company, P.A. are independent with respect to the Fund;

         (ii) with respect to the nine-month period ended September 30, 1996, they have (A) performed the procedures specified by the American Institute of Certified Public Accountants for a review of the interim financial information as described in SAS No. 71, "Interim Financial Information," on the September Financial Statements, and (B) inquired of certain officials of the Fund and RMG who have responsibility for financial and accounting matters; and

         (iii) nothing came to their attention as a result of the foregoing procedures that caused them to believe that (A) any material modifications should be made to the September Financial Statements for them to be in conformity with generally accepted accounting principles, or (B) there has been any decrease in the Fund's "member distribution payable" as compared with the amount shown in the September Financial Statements.

         (i) TERMINATION OF PENSION PLAN. The Fund shall have taken all appropriate action to effect the termination of the Associated General Contractors Self-Insurers' Fund Pension Plan in accordance with applicable Law, and Zenith shall have received evidence reasonably satisfactory to it of such action.

         (j) OPINION REGARDING GUARANTY FUND LIABILITY. Zenith shall have received an opinion, dated the Closing Date, from counsel to Zenith, in form and substance satisfactory to Zenith, to the effect that from and after the Effective Time, none of Zenith National, Zenith or Zenith Insurance shall have any liability under the Florida Self-Insurance Fund Guaranty Association Act, FIL Section 631.90 ET. SEQ. ("FIGA"), except for liability of the Fund under FIGA with respect to adjustments, if any, to the assessment of the Fund for the 1996 calendar year.

         7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE FUND. The obligation of the Fund to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by the Fund to the extent permitted by applicable
Law:

         (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 7.3(a), the accuracy of the representations and warranties set forth in Article V of this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). All representations and warranties set forth in
Article V of this Agreement which are qualified by reference to materiality shall be true and correct and all other representations and warranties set forth in Article V of this Agreement shall be true and correct in all material respects.

         (b) PERFORMANCE. Zenith, Zenith Insurance and Zenith National shall have performed, in all material respects, all covenants and agreements herein that are required to be performed by Zenith, Zenith Insurance and Zenith National prior to the Closing Date.

         (c) OFFICER'S CERTIFICATE. The Fund shall have received at the Closing Date a certificate dated the Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer of Zenith certifying to the fulfillment of the conditions specified in Sections 7.3(a) and (b) hereof.

         (d) OPINION. The Fund shall have received an opinion, dated the Closing Date, from counsel to Zenith, in form and substance satisfactory to it and its counsel and substantially in the form of Exhibit 7.3(d) hereto.

         (e) FORMATION OF ZRM. Zenith Insurance shall have formed ZRM and appointed each of the members of the Management Group as a director of ZRM.

         (f) MANAGEMENT AGREEMENT. Zenith shall have entered into an agreement with ZRM, substantially in the form of Exhibit 7.3(f) hereto (the "Management Agreement"), pursuant to which ZRM shall provide management services to Zenith after the Merger.

                                     ARTICLE VIII

                                     TERMINATION

         8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date, before or after the approval by Members of the Fund, by the mutual written consent of Zenith and the Fund.

         8.2 TERMINATION BY EITHER ZENITH OR THE FUND. This Agreement may be terminated and the Merger may be abandoned by Zenith or the Fund, before or after the approval by Members of the Fund, if (i) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Merger and such Order shall have become final and nonappealable, PROVIDED, that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used all reasonable efforts to remove such Order, (ii) the Merger shall not have been consummated by December 31, 1996; PROVIDED that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or prior to such date, or (iii) this Agreement shall have been voted on by Voting Members of the Fund and the vote shall not have been sufficient to satisfy the condition set forth in Section 7.1(a).

         8.3 TERMINATION BY ZENITH. This Agreement may be terminated by Zenith and the Merger may be abandoned prior to the Closing Date, before or after the approval by Members of the Fund, (i) in the event of a breach by the Fund or RMG of any covenant or agreement contained in this Agreement which, by its nature, cannot be cured prior to the Closing or which has not been cured within 30 days after the giving of written notice to the Fund of such breach, (ii) in the event of an inaccuracy of any representation or warranty of the Fund or RMG contained in this Agreement which, by its nature, cannot be cured prior to the Closing or which has not been cured within 30 days after the giving of written notice to the Fund of such inaccuracy and which inaccuracy, in either case, would cause the conditions set forth in Section 7.2(a) not to be satisfied, (iii) in the event that any of the conditions precedent to the obligations of Zenith to consummate the Merger cannot be satisfied or fulfilled by the date set forth in
Section 8.2(ii) of this Agreement, provided that the failure of such conditions to be so satisfied shall not be as a result of Zenith's failure to fulfill its obligations under this Agreement, or (iv) the Board of Trustees of the Fund withdraws or materially modifies or changes its recommendation or approval of this Agreement in a manner adverse to Zenith or Zenith Insurance.

         8.4 TERMINATION BY THE FUND. This Agreement may be terminated by the Fund and the Merger may be abandoned at any time prior to the Closing Date, before or after the approval by Members of the Fund, (i) in the event of a breach by Zenith, Zenith Insurance or Zenith National of any covenant or agreement contained in this Agreement which, by its nature, cannot be cured prior to the Closing or which has not been cured within 30 days after the giving of written notice to Zenith of such breach, (ii) in the event of an inaccuracy of any representation or warranty of Zenith, Zenith Insurance or Zenith National contained in this Agreement which, by its nature, cannot be cured prior to the Closing or which has not been cured within 30 days after the giving of written notice to Zenith of such inaccuracy and which inaccuracy, in either case, would cause the conditions set forth in Section 7.3(a) not to be satisfied, (iii) in the event that any of the conditions precedent to the obliga-tions of the Fund to consummate the Merger cannot be satisfied or fulfilled by the date set forth in Section 8.2(ii) of this Agreement, provided that the failure of such conditions to be so satisfied shall not be as a result of the Fund's failure to fulfill its obligations under this Agreement, or (iv) prior to the Members Meeting, the Board of Trustees of the Fund has (y) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to Zenith or Zenith Insurance in order to approve and permit the Fund to execute a definitive agreement relating to an Alternative
Proposal and (z) determined, based on the advice of outside legal counsel to the Fund, that the failure to take such action as set forth in the preceding clause (y) would be reasonably likely to result in breach of the Board of Trustees' fiduciary duties under applicable Law; provided, however, that the Board of Trustees of the Fund shall have been advised by such outside counsel that notwithstanding a binding commitment to consummate transactions of the nature contemplated by this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also be reasonably likely to require the trustees to terminate this Agreement as a result of such Alternative Proposal; provided, further, that the Fund shall immediately advise Zenith following the receipt by it of any Alternative Proposal and the details thereof, and advise Zenith of any developments with respect to such Alternative Proposal immediately upon the occurrence thereof.

         8.5 EFFECT OF TERMINATION. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, written notice thereof shall as promptly as practicable be given to the other party to this Agreement, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (i) there shall be no liability or obligation on the part of Zenith, Zenith Insurance, Zenith National, the Fund, RMG or their respective trustees, officers and directors, and all obligations of the parties shall terminate, except (A) for the obligations of the parties pursuant to this Section 8.5, (B) for the provisions of Section 9.1, and (C) that a party who is in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including, without limitation, any expenses incurred by the other party in connection with this Agreement, and (ii) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which it has been made.


                                      ARTICLE IX

                              MISCELLANEOUS AND GENERAL

         9.1 PAYMENT OF EXPENSES AND OTHER PAYMENTS.

         (a) Except as otherwise expressly provided herein, whether or not the Merger shall be consummated and except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         (b) The Fund shall pay, or cause to be paid, in same day funds to Zenith the sum of all Expenses upon demand, if (i) Zenith terminates this Agreement under Section 8.3(iv), (ii) the Fund terminates this Agreement under
Section 8.4(iv), or (iii) prior to any termination of this Agreement, an Alternative Proposal shall have been made and within nine months of the termination of this
                                       27

Agreement a transaction constituting an Alternative Proposal is consummated with respect to, or the Fund enters into an agreement with respect to, or approves or recommends an Alternative Proposal, in each case made prior to any termination of this Agreement; provided, however, that in the case of
(iii) above in this paragraph (b), no payment shall be made if this Agreement has been terminated pursuant to Sections 8.4(i) and (ii) hereof. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Zenith, subject to upward or downward adjustment (not to be in excess of the amount set forth in the definition of Expenses) upon delivery of reasonable documentation therefor.

         9.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties made in Articles IV and V hereof shall not survive beyond the earlier of termination of this Agreement or the Effective Time.

         9.3 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the FBCA, the GCL, the FIL and the California Insurance Code, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; PROVIDED, HOWEVER, that after approval of this Agreement by the Members of the Fund, no amendment shall be made which changes the consideration payable pursuant to the Merger or adversely affects the rights of the Fund's Members hereunder without the approval of such Members.

         9.4 WAIVER AND EXTENSION. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) except to the extent prohibited by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         9.5 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         9.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Florida without giving effect to the principles of conflicts of law thereof. Venue for the purposes of any cause of action, of whatsoever kind or nature, by any party against any other hereunder, shall be Orange County, Florida.

         9.7 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by telecopy or like transmission, and on the next business day when sent by Federal Express, Express Mail, or other reputable overnight courier, as follows:

    (a)  If to the Fund or RMG, to

         Doris Oberhardt
         Associated General Commerce
           Self-Insurers' Trust Fund
         1363B Lafayette Street
         Tallahassee, Florida  32301
         (904) 878-4261 (telephone)
         (904) 656-3237 (telecopier)

         with a copy to:

         Gerald S. Livingston, Esq.
         255 South Orange Avenue
         Suite 850
         Orlando, Florida  32801
         (407) 422-2524 (telephone)
         (407) 422-2529 (telecopier)

(b) If to Zenith, Zenith Insurance or Zenith National, to

         John J. Tickner, Esq.
         Zenith Insurance Company
         21255 Califa Street
         Woodland Hills, CA  91367-5021
         (818) 594-5564 (telephone)
         (818) 594-7269 (telecopier)

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom
         919 Third Avenue
         New York, New York  10019
         Attention:  Bertil Lundqvist, Esq.
         (212) 735-3000 (telephone)
         (212) 735-2000 (telecopier)

         and

         Skadden, Arps, Slate, Meagher & Flom
         300 South Grand Avenue
         Los Angeles, CA  90071
         Attention:  Jerome L. Coben, Esq.
         (312) 687-5010 (telephone)
         (312) 687-5600 (telecopier)

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 9.7 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable Law.

         9.8 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and
(b) shall not be assigned by operation of law or otherwise.

         9.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; PROVIDED, HOWEVER, that the provisions of Section 6.7 shall inure to the benefit of and be enforceable by the Indemnified Parties or Fund Indemnified Parties, as the case may be.

         9.10 CERTAIN DEFINITIONS.  As used herein:

         "Accountant" shall have the meaning specified in Section 3.2.

         "Adjusted GAAP Net Worth" shall have the meaning specified in
Section 3.2.

         "Alternative Proposal" shall mean (i) any proposal or offer for a merger, consolidation, asset acquisition, assumption reinsurance transaction, or other business combination involving the Fund or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, the Fund, other than the transactions contemplated by this Agreement, or
(ii) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

         "Articles of Merger" shall have the meaning specified in Section 1.2.

         "Business of the Fund" shall mean workers' compensation insurance business written by the Fund prior to the Effective Time and acquired by Zenith.


         "California Commissioner" shall mean the Commissioner of Insurance of the State of California.

         "Closing" shall mean the closing of the transactions contemplated by
Article I of this Agreement.

         "Closing Balance Sheet" shall have the meaning specified in Section
3.2.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Commissioners" shall mean the California Commissioner and the Florida Commissioner.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by, or filing with or notification to, a person pursuant to any Contract, Law, Order, or Permit.

         "Consulting Agreement" shall have the meaning specified in Section 7.2(f).

         "Contract" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease or other obligation of any kind or character, or other obligation that is binding on any person or its capital stock, properties or business.

         "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any liability under, or create any Lien in Connection with, any Contract, Order or Permit.

         "Disclosure Schedule" shall mean the disclosure schedule attached hereto.

         "Effective Date" shall mean the date on which the Effective Time occurs.

         "Effective Time" shall have the meaning assigned thereto in Section
1.2.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any corporation or trade or business, whether or not incorporated, that together with an entity or any Subsidiary of such entity would be deemed a "single employer" within the meaning of Section 4001 of ERISA, or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

         "ERISA Affiliate Plan" shall mean each employee benefit, welfare and compensation plan maintained, sponsored or contributed to be any ERISA Affiliate.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Expenses" shall mean the out-of-pocket expenses of Zenith, Zenith Insurance and Zenith National, in an amount not to exceed $150,000, payable in accordance with Section 9.1(b).

         "FBCA" shall mean the Florida Business Corporations Act.

         "FIL" shall mean the Florida Insurance Laws and the related rules and regulations thereunder as contained in the Florida Administrative Code, Rule
Section 4-190.56 et. seq., F.A.C.

         "Florida Commissioner" shall mean the Commissioner of Insurance of the State of Florida.

         "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

         "GAAP Statements" shall mean the audited financial statements of the Fund as of, and for the fiscal years ended, December 31, 1993, 1994 and 1995, together with the notes related thereto.

         "GCL" shall mean the California General Corporation Law.

         "Governmental Authority" shall mean the government of the United
States or any foreign country, any state or political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, agency, instrumentality or administrative body of any of the foregoing.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Parties" shall mean the Fund's present or former trustees, officers, employees or agents covered by the Funds directors' and officers' liability insurance prior to the Effective Time.

         "Interim Statements" shall mean the financial statements that present the financial position of the Fund as of June 30, 1996, and the results of its operations and cash flows for the six months then ended in accordance with GAAP.

         "Law" shall mean any law, ordinance, regulation, rule, or statute of any governmental authority (Federal, state, local or otherwise) applicable to a person or its properties, liabilities or business.

         "Liability for Assessments" shall mean the amount of contingent liability for which Members of the Fund are either jointly and severally liable, or jointly and proportionately liable, by reason of their participation as Members of the Fund.

         "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, option, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

         "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other administrative or other proceeding, whether at law or at equity, before or by any federal, state or foreign court, tribunal, or agency or before any arbitrator.

         "Loss Sensitive Policy" shall mean a Retrospectively Rated Policy, including the policies written by the Fund known as Deluxe Retention Plan, Regular Retention Plan, Sliding Scale Plan and Retention Dividend Plan.

         "Management Agreement" shall have the meaning set forth in Section 7.3(f).

         "Management Group" shall mean, collectively, Howard Hice, John G. Martin, Ronald Morrick, Armand Mouw, Ronald Shafer, Jr., and Doris Oberhardt.

         "Material Adverse Effect" shall mean any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that has a material adverse effect on (i) the business, properties, assets, financial condition, or results of operations or prospects of the Fund or RMG or (ii) the ability of the Fund or RMG to perform its obligations under this Agreement.

         "Member(s)" or "Member(s) of the Fund" shall mean each employer member of the Fund who has executed an agreement to participate in the Fund and who has agreed to become bound by an indemnity agreement, which binds such member to individual, several, or proportionate liability as set forth in Sections 624.472 and 624.474 of the FIL, and as set forth in the indemnity agreement and/or amendments thereto filed with the Florida Department of Insurance, or previously filed with the Division of Workers Compensation, Florida Department of Labor and Employment Security, and who have further agreed to assume all obligations imposed upon them as set forth in the Florida Worker's Compensation Act, the rules and regulations adopted from time to time by the trustees of the Fund and the conditions of the application to the Department of Labor and Employment Security for membership in the Fund.

         "Member Distributee" shall mean each corporation, partnership, person or other legal entity who was a Member of the Fund at any time during the five-year period ending on the date of the Effective Time.

         "Members' Meeting" shall mean the special meeting of the Members contemplated by Section 6.3.

         "Merger" shall have the meaning specified in Section 1.1.

         "Merger Consideration" shall have the meaning specified in Section
3.1.

         "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or authority.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Permit" shall mean any federal, state, local or foreign governmental approval, authorization, certificate, declaration, easement, filing, franchise, license, notice, permit, variance, clearance, exemption, closure or right to which any person is a party or that is or may be binding upon or inure to the benefit of any person or its securities, properties or business.

         "Plan of Distribution" shall mean the plan of distribution relating to the payment of the Merger consideration to the Member Distributees that has been approved by the Florida Department of Insurance.

         "Plans" shall mean the employee benefit, welfare and compensation plans, programs, policies and arrangements maintained, sponsored or contributed to or required to be contributed to by the Fund or RMG.

         "Proxy Statement" shall mean, collectively, the letter to policyholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to Members in connection with the Merger, or any schedules required to be filed with the Florida Commissioner in connection therewith.

         "Raymond James" shall mean Raymond James & Associates, Inc.

         "Related Documents" shall mean the Consulting Agreement, the Management Agreement, the Transfer Agreement and the Proxy Statement.

         "Requisite Percentage" shall mean 66 2/3%.

         "Reserve Liabilities" shall mean all reserves and other liabilities with respect to insurance and reinsurance and for claims and benefits incurred but not reported, as established or reflected in the SAP Statements.

         "Retrospectively Rated Policy" shall mean a policy whose premium is established based on a review of policy experience subsequent to the expiration of the policy period.

         "Revised Closing Balance Sheet" shall have the meaning specified in
Section 3.2.

         "RMG" shall mean AGC Risk Management Group, Inc., a not-for-profit corporation organized under the Business Corporation Law of the State of Florida.

         "SAP" shall mean the accounting practices required or permitted by the insurance regulatory authorities of the State of Florida, consistently applied throughout the specified period.

         "SAP Statements" shall mean all of the Funds' annual and quarterly financial statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate insurance regulatory authorities of the State of Florida on forms prescribed or permitted by such authorities utilizing such accounting methods as have been required from time to time by such authorities.

         "September Financial Statements" shall have the meaning specified in
Section 6.12.

         "Surviving Corporation" shall mean Zenith, as the corporation surviving the Merger.

         "Subsidiary" shall mean, when used with reference to any entity, any corporation with a majority of the outstanding voting securities owned directly or indirectly by such former entity.

         "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

         "Taxes" shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessments, including without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by an Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

         "Transfer Agreement" shall have the meaning set forth in Section
7.2(g).

         "Voting Member" shall mean each Member who (i) as reflected on the records of the Fund, was an owner of an in-force policy at the close of business on the record date for determining Members entitled to vote at the Members' Meeting, and (ii) casts a vote at the Members' Meeting.

         "ZRM" shall mean a newly-formed Florida corporation, 100% of the stock of which will be owned by Zenith Insurance or Zenith National.

         "Date of this Agreement" and words of similar import (such as "date hereof") shall mean October 7, 1996.

         9.11 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement each of which shall remain in full force and effect.

         9.12 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        9.13 FURTHER ASSURANCES. Each of the Fund and RMG agrees that, upon the reasonable request of Zenith, Zenith Insurance or Zenith National, it shall cooperate and cause its affiliates, employees and agents to cooperate with Zenith, Zenith Insurance and Zenith National to effect the orderly transition of the business, operations and affairs of the Fund and RMG to Zenith and ZRM, respectively. Without limiting the generality of the foregoing, RMG will (a) give, and cause its affiliates, employees and agents to give, Zenith, Zenith Insurance and Zenith National reasonable access to all books and records of the Fund and RMG, (b) cooperate with Zenith, Zenith Insurance and Zenith National in the preparation of any financial statements, reports or tax returns and in making any filings or claims for refund or responding to any audit or inquiry of any governmental or regulatory body, and (c) allow Zenith, Zenith Insurance and Zenith National to control (i) the preparation of any tax return or amended tax return to be filed by, or which includes, the Fund after the Closing Date, and
(ii) any contest with any taxing authority concerning taxes of the Fund.

(THE NEXT PAGE IS THE SIGNATURE PAGE)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


Attest:                 ZENITH AGC ACQUISITION
                          INSURANCE COMPANY
[seal]

____________________________ By:_______________________
                               Name:
                               Title:


Attest:                 ZENITH INSURANCE COMPANY

[seal]

____________________________ By:_______________________
                               Name:
                               Title:


Attest:                 ZENITH NATIONAL INSURANCE CORP.

[seal]

____________________________ By:_______________________
                               Name:
                               Title:


Attest:                 ASSOCIATED GENERAL COMMERCE
                         SELF INSURERS' TRUST FUND
[seal]

____________________________ By:_______________________
                               Name:
                               Title:


Attest:                 AGC RISK MANAGEMENT GROUP, INC.

[seal]

____________________________ By:_______________________
                               Name:
                               Title:

                                                                  EXHIBIT 7.2(e)

                        OPINION OF GERALD S. LIVINGSTON, ESQ.,
                                 COUNSEL TO THE FUND

         Gerald S. Livingston, Esq. will deliver an opinion, subject to customary assumptions, exceptions and conditions, to the effect that:

         1. The Fund is a self-insurance trust fund duly organized, validly existing and in good standing under the Laws of the State of Florida. RMG is a not-for-profit corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Each of the Fund and RMG has all requisite power and authority and all necessary governmental Consents to own, lease and operate its properties and to carry on its business as it is now being conducted. The Fund and RMG have heretofore made available to Zenith complete and correct copies of their Declaration of Trust and Articles of Incorporation, respectively, and, in the case of RMG, its By-Laws, each in effect as of the date hereof.

         2. The Fund is (a) duly licensed or authorized as a self-insurance trust fund in the State of Florida,(b) not required to be licensed or authorized as a self-insurance trust fund or insurance company in any jurisdiction other than the State of Florida, and (c) duly authorized in the State of Florida to write the line of business reported as being written in the SAP Statements.

         3. RMG is (a) duly licensed or authorized as a managing general agent and was previously licensed as a service company in the State of Florida, and
(b) not required to be licensed or authorized as a managing general agent or service company in any jurisdiction other than the State of Florida.

         4. The Fund has no Subsidiaries. Except as set forth in Section 4.2 of the Disclosure Schedule, the Fund does not directly or indirectly have any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Fund. RMG has one member, which member is the Fund.

         5. Each of the Fund and RMG has the requisite power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The Agreement and the consummation by the Fund and RMG of the transactions contemplated thereby have been duly and validly authorized by the Board of Trustees of the Fund and the Board of Directors of RMG, and no other proceedings on the part of the Fund or RMG are necessary to authorize the Agreement or to consummate the transactions contemplated thereby. The Agreement has been duly and validly executed and delivered by the Fund and RMG and, assuming the Agreement constitutes the valid and binding agreement of Zenith, Zenith Insurance and Zenith National, constitutes the valid and binding agreement of the Fund and RMG, enforceable against the Fund and RMG in accordance with its terms, except that the enforcement hereof may be limited by
(a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         6. Neither the execution, delivery or performance of the Agreement by the Fund or RMG, nor the consummation by the Fund or RMG of the transactions contemplated thereby nor compliance by the Fund or RMG with any of the provisions thereof will (a) conflict with or result in any breach of any provision of the Declaration of Trust of the Fund, or the Articles of Incorporation or By-Laws of RMG;(b) require any Consent of any governmental or regulatory authority, except the filing of Articles of Merger pursuant to the FBCA;(c) result in a Default under any of the terms, conditions or provisions of any Contract to which the Fund or RMG may be a party, or Permit by which the Fund or RMG or any of their assets may be bound, except for such Defaults as to which requisite waivers or consents have been obtained; or (d) violate any Order or Law applicable to the Fund or RMG or any of their assets.

         7. Except as disclosed in the financial statements delivered pursuant to Section 4.5 of the Agreement or as set forth in Section 4.8 of the Disclosure Schedule, there is no Litigation pending or, to my knowledge, threatened against or affecting the business operations or financial condition of the Fund or RMG. Neither the Fund nor RMG is in default with respect to any judgement, order, writ, injunction or decree of any court or any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         8. The Proxy Statement complies with the FIL. None of the information as to the Fund or RMG contained in the Proxy Statement contains any untrue statement of a material fact required to be stated therein or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Such counsel's opinion shall be limited to the laws of the State of Florida and the federal laws of the United States of America, to the extent specifically referred to in such opinion.

                                                                  EXHIBIT 7.2(f)

                                 CONSULTING AGREEMENT

         CONSULTING AGREEMENT (this "Agreement"), dated as of December 18, 1996 by and among Howard Hice, John G. Martin, Ronald Morrick, Armand Mouw, Ron Shafer, Jr., and Doris Oberhardt (hereinafter collectively referred to as the "Management Group") and ZENITH AGC ACQUISITION INSURANCE COMPANY, a Florida corporation (together with its successors and assigns, "Zenith").


                                 W I T N E S S E T H:

         WHEREAS, Zenith, Zenith Insurance Company, Zenith National Insurance Corp., Associated General Commerce Self-Insurers' Trust Fund (the "Fund") and AGC Risk Management Group, Inc. have heretofore entered into an Agreement and Plan of Merger, dated as of October 7, 1996 (as the same may be amended from time to time, the "Merger Agreement"), providing for, among other things, the merger of the Fund with and into Zenith (the "Merger");

         WHEREAS, pursuant to Section 7.2(f) of the Merger Agreement, the obligation of Zenith to consummate the Merger is conditioned upon, among other things, the Management Group and Zenith entering into this Consulting Agreement; and

         WHEREAS, Zenith desires to retain the Management Group's services as independent contractors and consultants in order to procure for itself the benefits of the extensive familiarity of the Management Group with the business and operations of the Fund, and the Management Group desires to make such services available to Zenith on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants of the parties hereto and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         FIRST:  The Management Group and Zenith agree that the Management
Group will be retained as consultants for the period beginning at the Effective Time (as defined in the Merger Agreement) and ending on the fifth anniversary thereof (hereinafter referred to as the "Period"). The Management Group agrees to provide Zenith, its subsidiaries and affiliates with consulting services as requested by Zenith. Such consulting services shall be provided at mutually convenient times as Zenith may reasonably request during the Period. There will be no established schedule for the Management Group's services, and Zenith agrees to provide the Management Group with reasonable notice of the dates, times and places where the Management Group is or are to be available for consultation. Except as expressly provided herein, Zenith acknowledges that the services to be provided hereunder by the Management Group shall not require the full-time services of the Management Group and shall not preclude the Management Group from engaging in any other full-time or part-time activity or employment in any business except for the Workers' Compensation Insurance Business (as hereinafter defined). The Management Group (except Doris Oberhardt) agrees that they shall not engage in or undertake any Workers' Compensation Insurance Business beginning on the date of this Agreement and for a period of five (5) years following the end of the Period. Notwithstanding anything to the contrary contained herein, it is expressly agreed and understood that Doris Oberhardt shall not engage in any other full-time or part-time activity or employment during the Period other than employment with Zenith Risk Management, Inc. It is the expectation of the parties that the amount of time devoted by the Management Group (except Doris Oberhardt) to consulting services hereunder will decrease during the Period as Zenith becomes more familiar with the business and operations of the Fund. For purposes of this Agreement, "Workers'
Compensation Insurance Business" shall mean the business of providing insurance coverage for income, medical, death, disability and/or rehabilitation benefits to employers for employee job-related injuries or diseases, and shall include any management, administration, or consulting services relating thereto.

         SECOND: In consideration of the foregoing services, Zenith agrees to compensate each member of the Management Group in the amount of $25,000 per year. Payment shall be made by Zenith within ten (10) days of the beginning of each payment period, except that payment for the first payment period will be made on the date of this Agreement.

         THIRD: The Management Group agrees that, during the Period, the Management Group (except Doris Oberhardt) will be independent contractors and therefore will be responsible for the payment of all taxes with respect to payments made under this Agreement. All payments under this Agreement will be made free and clear of, and without deduction or withholding for, any taxes. In the event that applicable law requires that any withholding be made in respect of the payments to be made hereunder, Zenith agrees to withhold such amounts as may be required, pay such withheld amounts over to the applicable taxing authority and pay to the Management Group the remainder of the amount specified in paragraph SECOND hereof after deducting such withholding.

         FOURTH: This Agreement may not be assigned by either party, other than by Zenith to a subsidiary or affiliate of Zenith, at any time during the Period without the prior written consent of the other party.

         FIFTH: Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by telecopy or like transmission, and on the next business day when sent by Federal Express, Express Mail, or other reputable overnight courier as follows:

    (a)  If to the Management Group, to:

         Howard Hice
         Park Square, Suite 15
         2105 Park Avenue
         Orange Park, Florida  32073
         Telephone:  (904) 269-1141
         Telecopy:  (904) 269-1572

         John G. Martin
         906 West Main Street
         Pensacola, Florida  32501
         Telephone:  (904) 438-5491
         Telecopier:  (904) 434-9344

         Ronald Morrick
         730 S. Sterling Avenue, Suite 200
         Tampa, Florida  33609
         Telephone:  (813) 253-2271
         Telecopy:  (813) 354-1702

         Armand Mouw
         409 N. E. 3rd Street
         Delray Beach, Florida  33483
         Telephone:  (561) 276-9640
         Telecopy:  (561) 265-3886

         Ron C. Shafer, Jr.
         6855 S. W. 81st Street
         Miami, Florida  33143
         Telephone:  (305) 333-7107
         Telecopy:  (305) 665-5299

         and

         Doris Oberhardt
         1363 East Lafayette
         Tallahassee, Florida  32302
         Telephone:  (904) 878-4261
         Telecopy:  (904) 656-3237

         with a copy to:

         Gerald S. Livingston, Esq.
         255 South Orange Avenue
         Suite 850
         Orlando, Florida  32801
         (407) 422-2524 (telephone)
         (407) 422-2529 (telecopier)


    (b)  If to Zenith, to it at:

         Zenith AGC Acquisition Insurance Company
         c/o Zenith Insurance Company
         21255 Califa Street
         Woodland Hills, CA  91367-5021
         Attention:  John J. Tickner, Esq.
         Telephone: (818) 594-5564
         Telecopy:  (818) 594-7269
         with a copy to:

         Bertil Lundqvist, Esq.
         Skadden, Arps, Slate, Meagher & Flom
         919 Third Avenue
         New York, NY  10028
         Telephone: (212) 735-3000
         Telecopy:  (212) 735-2000

         and

         Jerome L. Coben, Esq.
         Skadden, Arps, Slate, Meagher & Flom
         300 South Grand Avenue
         Los Angeles, CA 90071
         Telephone: (312) 687-5010
         Telecopy:  (312) 687-5600

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section FIFTH shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

         SIXTH: This Agreement will be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to the principles of conflicts of law thereof. Venue for the purposes of any cause of action, of whatsoever kind or nature, by any party against any other hereunder, shall be Orange County, Florida.

         SEVENTH: This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

         EIGHTH: All information disclosed by any party to the other party in connection with this Agreement or the services to be provided hereunder shall be kept confidential by the party receiving such information and no public statements shall be issued by any party relating to such information without the other party's prior written consent. The obligations contained in this Paragraph EIGHTH shall survive the termination of this Agreement.

         NINTH: This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         TENTH: For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         ELEVENTH: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement each of which shall remain in full force and effect.

         TWELFTH: Zenith agrees to indemnify and hold harmless the Management Group from and against all costs, damages, judgments, attorney's fees, expenses, obligations and liabilities of whatsoever kind or nature, which, in good faith, the Management Group may incur or sustain in connection with or arising from the Management Group's performance hereunder, except such costs, damages, judgments, attorney's fees, expenses, obligations or liabilities which may be incurred by the Management Group as a result of (a) a violation of a criminal law resulting in a conviction, (b) any deliberately dishonest or fraudulent act or omission, or (c) any act or omission committed in bad faith or with malicious purpose or constituting gross negligence.

         THIRTEENTH: This Agreement shall terminate in the event that the Merger Agreement is terminated, in which case the parties hereto shall have no liability to each other under this Agreement (except as expressly provided in the Merger Agreement). In the event that any member of the Management Group shall die or become incapacitated such that he or she is unable to perform his or her duties under this Agreement, then Zenith's obligation to compensate such member of the Management Group pursuant to paragraph SECOND shall terminate.

(THE NEXT PAGE IS THE SIGNATURE PAGE)

         IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the date first written above.


                        ZENITH AGC ACQUISITION
                          INSURANCE COMPANY


                        By:___________________________
                           Name:
                           Title:



                        ______________________________
                        Howard Hice



                        ______________________________
                        John G. Martin



                        ______________________________
                        Ronald Morrick



                        ______________________________
                        Armand Mouw



                        ______________________________
                        Ronald Shafer, Jr.



                        ______________________________
                        Doris Oberhardt

                                                                 EXHIBIT 7.2(g)

                                  TRANSFER AGREEMENT

         TRANSFER AGREEMENT (this "Agreement"), dated as of December 18, 1996, by and between AGC RISK MANAGEMENT GROUP, INC., a Florida not-for-profit corporation ("RMG"), and ZENITH RISK MANAGEMENT, INC., a Florida corporation ("ZRM"). Terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger dated as of October 7, 1996, by and among Zenith AGC Acquisition Insurance Company, a Florida corporation ("Zenith"), Zenith Insurance Company, a California corporation ("Zenith Insurance"), Zenith National Insurance Corp., a Delaware corporation ("Zenith National"), Associated General Commerce Self-Insurers' Trust Fund, a qualified Florida self-insurers fund (the "Fund"), and AGC Risk Management Group, Inc., a Florida not-for-profit corporation ("RMG") (as the same may be amended from time to time, the "Merger Agreement").


                           W  I  T  N  E  S  S  E  T  H:

         WHEREAS, Zenith, Zenith Insurance, Zenith National, the Fund and RMG have heretofore entered into the Merger Agreement providing for the merger of the Fund with and into Zenith pursuant to the terms and conditions of the Merger Agreement (the "Merger"), and the subsequent merger of Zenith with and into Zenith Insurance; and

         WHEREAS, pursuant to section 7.2(g) of the Merger Agreement, the obligation of Zenith to consummate the Merger is conditioned upon, among other things, the execution and delivery by RMG and ZRM of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants of the parties hereto and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. As of the Effective Time, RMG hereby assigns, sells, transfers, conveys and delivers to ZRM, its successors and assigns all of RMG's right, title and interest in and to all of RMG's assets, including the assets identified in SCHEDULE A hereto (collectively, the "Assets").

         2. As of the Effective Time, ZRM hereby purchases and accepts the assignment and transfer of all of RMG's right, title and interest in and to the Assets, and hereby assumes the liabilities and obligations of RMG set forth on SCHEDULE B hereto.

         3. RMG hereby represents and warrants that (a) the Assets constitute all of the assets currently being used by RMG in its business,(b) RMG has good and marketable title to the Assets, with the free and unencumbered right to transfer the same, and that the Assets are free and clear of all liens and encumbrances, and (c) ZRM and its successors and assigns will have all right, title and interest in and to the Assets upon the delivery of this Agreement.

         4. RMG hereby agrees and acknowledges that ZRM may hire any employees of RMG that ZRM deems to be necessary or useful in the operation or management of ZRM's business.
                                       1

RMG waives any and all claims it may have against ZRM or any former employee of RMG which may be hired by ZRM, whether such claims are based on written employment agreements with such employees or otherwise. RMG's waiver of its rights pursuant to this paragraph shall be deemed to be for the benefit of both ZRM and any such employee. RMG shall take any and all actions, consistent with applicable law, as ZRM may request with respect to the Plans, including but not limited to actions concerning the termination of any Plan and/or the transfer, distribution and/or other disposition of the assets of any Plan.

         5. As soon as practical after the Effective Time, RMG shall take all appropriate action to effect its dissolution and liquidation in accordance with Florida law.

         6. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         7. This Agreement shall be governed by, and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law thereof. Venue for the purposes of any cause of action, of whatsoever kind or nature by any party against any other hereunder, shall be Orange County, Florida.

         8. RMG and ZRM, as reasonably requested to do so by the other party from time to time, shall, at their own expense, do, execute, acknowledge and deliver any and all such other further acts, transfers and any instruments or further assurances, approvals and consents as are necessary or proper in order to accomplish and complete the transactions contemplated hereby and the purposes hereof.

         9. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed given when delivered personally, upon receipt of the transmission confirmation (with a confirming copy sent by overnight courier) if sent by telecopy or like transmission, and on the next business day when sent by Federal Express, Express Mail, or other reputable overnight courier, as follows:

         (a)  If to RMG, to:

              Doris Oberhardt
              Associated General Commerce
              Self-Insurers' Trust Fund
              1363 East Lafayette Street
              Tallahassee, Florida  32301
              Telephone:  (904) 878-4261
              Telecopy:   (904) 656-3237
              with a copy to:

              Gerald S. Livingston, Esq.
              255 South Orange Avenue
              Suite 850
              Orlando, Florida  32801
              Telephone:  (407) 422-2524
              Telecopy:   (407) 422-2529

         (b) If to ZRM, to:

              John J. Tickner, Esq.
              Zenith Risk Management, Inc.
              c/o Zenith Insurance Company
              21255 Califa Street
              Woodland Hills, California  91367
              Telephone:  (818) 594-5564
              Telecopy:   (818) 594-7269

              with a copy to:

              Bertil Lundqvist, Esq.
              Skadden, Arps, Slate, Meagher & Flom
              919 Third Avenue
              New York, NY  10028
              Telephone: (212) 735-3000
              Telecopy:  (212) 735-2000

              and

              Jerome L. Coben, Esq.
              Skadden, Arps, Slate, Meagher & Flom
              300 South Grand Avenue, Suite 3400
              Los Angeles, California  90071
              Telephone:  (213) 687-5010
              Telecopy:   (213) 687-5600

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this paragraph 9 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

         10. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

         11. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         12. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement each of which shall remain in full force and effect.

(THE NEXT PAGE IS THE SIGNATURE PAGE)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                        AGC RISK MANAGEMENT GROUP, INC.



                        By:___________________________
                           Name:
                           Title:


                        ZENITH RISK MANAGEMENT, INC.



                        By:___________________________
                           Name:
                           Title:

                                                                      SCHEDULE A


                                        ASSETS

                                                                      SCHEDULE B


                                 ASSUMED LIABILITIES

                                                                  EXHIBIT 7.3(d)

                                      OPINION OF
                                  COUNSEL TO ZENITH

         Counsel to Zenith will deliver one or more opinions, subject to customary assumptions, exceptions and conditions, to the effect that:

    1. Each of Zenith, Zenith Insurance and Zenith National (collectively, the "Companies") has been duly incorporated and is validly existing and in good standing under the laws of the States of Florida, California and Delaware, respectively. Each of the Companies is qualified to do business and is in good standing as a foreign corporation under the laws of the States of _________.

    2. Each of Zenith and Zenith Insurance is duly licensed as an insurance company in the State of Florida, authorized to write workers' compensation insurance.

    3. Zenith Insurance is duly licensed or authorized as an insurance company in the State of California, authorized to write the following lines of business: _________.

    4. Each of the Companies has the corporate power and corporate authority to execute, deliver and perform all of its obligations under the Agreement. The execution and delivery of the Agreement and the consummation by the Companies of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Companies. The Agreement has been duly executed and delivered by the Companies.

    5. The Agreement constitutes the valid and binding obligation of the Companies, enforceable against the Companies in accordance with its terms.

    6. The execution and delivery by the Companies of the Agreement, and the performance by the Companies of their obligations under the Agreement, in accordance with its terms, do not conflict with the articles of incorporation, the certificate of incorporation or the bylaws of any of the Companies.

    7. Neither the execution, delivery or performance by the Companies of the Agreement, nor the compliance by the Companies with the terms and provisions thereof will contravene any provision of any Applicable Law (as hereinafter defined). "Applicable Laws" shall mean those laws, rules and regulations of the States of California and Florida, the general corporate law of the State of Delaware and of the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Agreement.

    8. No Governmental Approval (as hereinafter defined), which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance of the Agreement by the Companies except (a) in connection with the applicable requirements of the HSR Act, (b) the filing of articles of merger pursuant to the FBCA, and the filing of an agreement of merger pursuant to the laws of the State of California, (c) the filing of appropriate documents with the relevant authorities of each state in which Zenith, Zenith Insurance or any of their Subsidiaries is authorized to do business, (d) the filing of appropriate documents with, and the approval of, the insurance regulatory authorities of the states of Florida, California, and other states in which Zenith

Insurance conducts its business. "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to Applicable Laws.

                                                                  EXHIBIT 7.3(f)

                                 MANAGEMENT AGREEMENT

         MANAGEMENT AGREEMENT (this "Agreement"), dated as of December 18,
1996, by and between ZENITH INSURANCE COMPANY, a California corporation acting by and through its authorized Board of Directors (hereinafter referred to as the "Insurer"), and ZENITH RISK MANAGEMENT, INC., a Florida corporation ("ZRM").


I.  PURPOSE OF AGREEMENT

         The Insurer hereby appoints ZRM, and ZRM hereby acknowledges its appointment, as the Insurer's manager, for the purpose of providing, subject to the provisions of applicable statutes and rules, all services which are necessary and required in the planning, management and administration of the day-to-day operations, business and affairs of the Insurer with respect to the workers' compensation insurance business acquired from Associated General Commerce Self-Insurers Trust Fund ("AGC-SIF"). For purposes of this Agreement, all references to the business, operations, or affairs of the Insurer shall mean the business, operations or affairs of the Insurer transacted in the State of Florida and consisting of workers' compensation insurance business acquired from AGC-SIF and any other insurance business mutually agreed upon by the parties hereto.


II. DUTIES AND RESPONSIBILITIES OF ZRM

         ZRM shall be responsible for managing and administering the affairs of the Insurer as set forth in Article I, including, but not limited to, marketing, underwriting, billing, claims administration, termination, reinstatement, safety and loss prevention, policy issuance, accounting, regulatory reporting, and general administration. Specifically, but without limitation, ZRM shall be responsible for the following:

    A.   ERRORS AND OMISSIONS AND FIDELITY COVERAGE.

         1. ZRM shall secure, place and provide on behalf of the Insurer, errors and omissions coverage and fidelity coverage in an amount sufficient to comply with applicable regulations which may be adopted from time to time by the Florida Department of Insurance, hereinafter referred to as "Department."

         2. ZRM with the concurrence of the Insurer, shall secure and place on behalf of the Insurer, such additional errors and omissions coverage and fidelity coverage as may be reasonably required from time to time to sufficiently protect and ensure the integrity and continued sound operation of the Insurer.

    B.   CLAIMS ADMINISTRATION.

         1. All claims shall be reported to the Insurer in a timely manner and all claims shall be adjusted by properly licensed persons.

         2. Notice shall be sent by ZRM to the Insurer as soon as it becomes known that the claim:

              (a)  Exceeds the limit set by the Insurer;

              (b)  Involves a coverage dispute;

              (c)  Exceeds ZRM's claims settlement authority;

              (d)  Is open for more than 6 months; or

              (e) Is closed by payment of an amount set by the Department or an amount set by the Insurer, whichever is less.

         3. All paper and electronic claims files shall be the joint property of the Insurer and ZRM. However, upon an order of liquidation of the Insurer, the paper and electronic claims and related application files shall become the sole property of the Insurer or its estate. ZRM shall have reasonable access to and the right to copy the claims files on a timely basis.

         4. Any settlement authority granted to ZRM may be terminated for cause upon the Insurer's written notice to ZRM or upon the termination of this agreement. The Insurer may suspend the settlement authority during the pendency of any dispute regarding the cause for termination.

         5. ZRM shall provide timely magnetic media transfer of data, as required by the Insurer or the Department.

    C.   MARKETING.

         ZRM shall provide a state-wide marketing program directed to licensed insurance agents, and shall furnish state-wide marketing services designed and tailored to ensure continued and orderly growth in both the number of policyholders of the Insurer and the annual premium of the Insurer.

    D.   UNDERWRITING.

         ZRM shall strictly adhere to the underwriting guidelines established by the Insurer. Said guidelines are more specifically set forth in ADDENDUM "A" and made part of this Agreement. The Insurer may suspend the underwriting authority of ZRM during the pendency of any dispute regarding the cause for termination as set forth in Article IV. The Insurer or ZRM must fulfill all obligations on policies regardless of any disputes.

    E.   LOSS CONTROL.

         1. ZRM shall be responsible for development of all safety programs, safety rules and regulations as are required by the Florida Insurance Laws and applicable provisions of the Florida Administrative Code, and shall further be responsible for the submittal of such safety programs, rules and regulations.

         2. ZRM shall be responsible for securing approval of safety programs submitted in compliance with the Florida Insurance Laws and applicable provisions of the Florida Administrative Code.

         3. ZRM shall be responsible for the coordination and implementation of approved loss control programs.

    F.   DATA PROCESSING AND REPORTING.

         ZRM shall provide comprehensive data processing and reporting, on a timely basis, all reports, statistical data, and information necessary to ensure that all operations of the Insurer are conducted on a sound businesslike basis, including, but not limited to, claims processing, billing, termination, reinstatement, policy issuance, and disaster recovery capability in accordance with the Insurer's disaster recovery program adopted by ZRM.

    G.   AUDIT, ACCOUNTING AND ADMINISTRATION.

         1. ZRM shall require that all funds and/or remittances received from agents and/or insureds be payable directly to the Insurer. All funds collected for the account of the Insurer shall be held by ZRM in a fiduciary capacity in a bank which is a member of the Federal Reserve System. This account shall be used for all payments as directed by the Insurer. ZRM may retain no more than sixty (60) days of estimated claims payments and allocated loss adjustment expenses.

         2. ZRM shall provide such audit, accounting and administrative services as may be required from time to time to ensure the efficient and cost-effective operations of the Insurer.

         3. ZRM shall render accounts to the Insurer detailing all transactions under the terms of this Agreement to the Insurer on a monthly or more frequent basis, as determined from time to time by the Insurer.

         4. Separate records of business written by ZRM shall be maintained by ZRM. The Insurer shall have access and the right to audit and to copy all electronic and paper books, bank accounts and records related to its business, and such bank accounts and records shall be maintained in a form usable by the Insurer. The Department shall have access to all books, bank accounts, and records of ZRM, and such books, bank accounts and records shall be maintained in a form usable to the Department. The records shall be retained according to
Section 626.561, Florida Insurance Laws.

    H.   REGULATORY REPORTING.

         ZRM shall provide comprehensive regulatory reporting, on a periodic basis and upon prescribed forms, as required by Florida Statutes and applicable provisions of the Florida Administrative Code.

    I.   GENERAL ADMINISTRATION AND MISCELLANEOUS.

         1.   ZRM shall:

              (a) At the request of the Insurer, represent the Insurer at all hearings, meetings, conventions and administrative inquiries involving the interests of the Insurer, and before any agency of the State of Florida, except those requiring representation by an attorney-at-law.

              (b) Provide such services as may be necessary in the development of gross premiums, standard premiums, normal premiums, loss reserves and loss funds.

              (c) Coordinate and facilitate provision of rehabilitative services to injured employees pursuant to the Florida Insurance Laws and applicable provisions of the Florida Administrative Code. Any rehabilitation services provided hereunder shall be from the approved list of providers of such services maintained by the appropriate state agencies.

              (d) File with the Department such reports as are required from time to time, including, but not limited to: payroll records, accident experience and compensation payments, summary loss reports and reports of outstanding workers' compensation liabilities.

              (e) Timely, routinely and as directed by the Insurer, provide to the Insurer and its actuaries and certified public accountants, the data necessary for a full, complete and ongoing evaluation of the Insurer's business which is the subject of this Agreement.

              (f) Attend management meetings of the Insurer as requested.

              (g) As directed by the Insurer, make such reports as are requested relating to matters of concern or general interest with respect to the Insurer.

              (h) Provide sufficient personnel to perform ZRM's duties and obligations pursuant to this Agreement and maintain a sufficient number of experienced and qualified personnel, employed on a full-time basis, to meet the needs of the Insurer.

              (i)  Implement any managed care options required by Florida law.

         2.   ZRM shall not:

              (a) Bind reinsurance or retrocessions on behalf of the Insurer.

              (b) Commit the Insurer to participate in insurance or reinsurance syndicates.

              (c) Appoint any producer without assuring that the producer is lawfully licensed to transact the type of insurance for which he is appointed.

              (d) Without prior approval of the Insurer, pay or commit the Insurer to pay a claim over a specified amount, net of reinsurance, which exceeds $125,000.

              (e) Collect any payment from a reinsurer or commit the Insurer to any claims settlement with a reinsurer without prior approval of the Insurer. If prior approval is given, a report must be promptly forwarded to the Insurer.

              (f) Permit a producer or subproducer to serve on its Board of Directors.

              (g) Appoint a submanaging general agent.

              (h) Enter into any contract or arrangement other than those necessary to perform the services contemplated hereunder, without the approval of the Insurer.

              (i) Implement the hiring or firing of any senior officer of ZRM except as reasonably and jointly determined by ZRM and the Insurer.


III. DUTIES, RESPONSIBILITIES AND RIGHTS OF THE INSURER

         1. In consideration for the services provided under this Agreement, the Insurer shall pay or advance funds to ZRM for all costs, fees and expenses (as reasonably and jointly determined by the Insurer and ZRM) incurred by ZRM in providing the services described under this Agreement. The Insurer shall pay the costs of reinsurance as provided in any reinsurance contract and shall pay the costs of any other insurance purchased in the name of, and for the protection of, the Insurer. It is the intent of the Insurer and ZRM that payment or advancement of funds shall be limited to the actual fair and reasonable cost of the operations of ZRM.

         2. All funds received by the Insurer shall be held by said Insurer in a bank which is a member of the Federal Reserve System.

         3.   ZRM shall not share in interim profits.

         4. The Insurer shall have ultimate control and responsibility over the functions delegated to ZRM under this Agreement.


IV. TERM AND TERMINATION

    A. This Agreement shall become effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of October 7, 1996, by and among the Insurer, Zenith Insurance Company, Zenith National Insurance Corp., AGC-SIF and AGC Risk Management Group, Inc.) and shall remain in force for a period of five (5) years thereafter unless terminated earlier pursuant to the following sentence. This Agreement may be terminated:

         1.   By mutual agreement of the parties hereto;

         2. Upon dissolution of the Insurer, whether voluntary or due to cessation of the Insurer's authority to operate within the State of Florida;

         3.   Upon dissolution of the Insurer due to insolvency or bankruptcy;

         4. Upon ten (10) days' written notice by either party if the other party is in material breach of any term, covenant or condition contained herein; provided, however, that as a condition precedent to termination under this clause, the terminating party shall give written notice to the other party, who shall have thirty (30) days from the date of such notice to cure or correct the grounds for termination. If the grounds for termination are not corrected or cured during the thirty (30) day period, this Agreement may be terminated on the termination date specified in the notice, but not prior to the expiration of the thirty (30) day period described herein.

    B. Should this Agreement be terminated, ZRM will cease providing services, turn over to the Insurer all paper and electronic records and files of the Insurer in the custody of ZRM, which shall include loss control records, reports, surveys and correspondence, underwriting surveys and premium calculations, all active and closed claims files, Insured's files, and readable form copies of all regulatory filings. Notwithstanding the termination of this Agreement, ZRM will, at the request and expense of the Insurer, continue to:

         1.   Provide continued administration of the open claims files;

         2. Assist in the preparation of a payroll audit and any regulatory audit, including but not limited to an annual financial audit, for the final year this Agreement is in effect;

         3. Cooperate with any successor manager or the Insurer in the orderly transfer of all functions; and

         4. Provide timely magnetic media transfer of data, as required by the Insurer or the Department.

    C. Unless canceled earlier, ZRM and the Insurer mutually agree to a renegotiation and extension of this Agreement at the end of its initial five year term.


V.  ENTIRE AGREEMENT; ASSIGNMENT

         This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) may not be assigned in whole or in part by ZRM.


VI. INDEMNIFICATION

         The Insurer agrees to indemnify and hold ZRM harmless from and against all costs, damages, judgments, attorney's fees, expenses, obligations and liabilities of whatsoever kind or nature, which, in good faith, ZRM may incur or sustain in connection with or arising from ZRM's performance hereunder, except such costs, damages, judgments, attorney's fees, expenses, obligations or liabilities which may be incurred by ZRM as a result of (a) a violation of a criminal law resulting in a conviction,

(b) any deliberately dishonest or fraudulent act or omission, or (c) any act or omission committed in bad faith or with malicious purpose or constituting gross negligence.

         ZRM agrees to indemnify and hold the Insurer harmless from and against all costs, damages, judgments, attorney's fees, expenses, obligations and liabilities of whatsoever kind or nature, which the Insurer may incur or sustain as a result of any acts or omissions within the scope of clauses (a), (b) or (c) of the immediately preceding paragraph.


VII.  EXCLUSIVITY AND OWNERSHIP OF PROPERTY

    A.   ZRM covenants that the Insurer shall be the only client of ZRM.

    B. The Insurer shall be the owner of all computer hardware and software (including software licenses) and any other property and property rights acquired or developed by ZRM for purposes of this Agreement and the Insurer shall have title to all such hardware, software, media, property and property rights. The compensation payable to ZRM as provided for in Article III above shall be deemed to include fair compensation for all such hardware, software, property and property rights. ZRM shall execute all documents and take all actions necessary in the Insurer's opinion to perfect title in the Insurer as provided for herein.


VIII.  EXPERIENCE AND QUALIFICATION OF ZRM;
       FIDUCIARY DUTY.

         1. ZRM represents and warrants that its principals and employees have the experience and qualifications to meet the needs of the Insurer, including, without limitation, claims administration, overall planning and coordination of the business of the Insurer, providing summary data relating to the Insurer's costs of providing benefits, and the skill and experience to prevent and correct deficiencies which may arise in the operation of the Insurer.

         2. ZRM acknowledges its fiduciary duty to the Insurer and agrees to exercise good faith in all transactions on behalf of the Insurer and agrees to fully, completely and promptly inform the Insurer of all of its material communications (both oral and written) to and from the Department or other regulatory authorities.


IX. NOTICES

         Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by telecopy or like transmission, and on the next business day when sent by Federal Express, Express Mail, or other reputable overnight courier, as follows:

         (a)  If to ZRM, to:

              Zenith Risk Management, Inc.
              _________________
              _________________
              Telephone:  ______________
              Telecopy:   ______________

         (b)  If to the Insurer, to:

              John J. Tickner, Esq.
               Zenith Insurance Company
              21255 Califa Street
              Woodland Hills, CA 91367-5021
              Telephone: (818) 594-5564
              Telecopy:  (818) 594-7269

              with a copy to:

              Bertil Lundqvist, Esq.
              Skadden, Arps, Slate, Meagher & Flom
              919 Third Avenue
              New York, NY 10019
              Telephone: (212) 735-3000
              Telecopy:  (212) 735-2000

              and

              Jerome L. Coben, Esq.
              Skadden, Arps, Slate, Meagher & Flom
              300 South Grand Avenue
              Los Angeles, CA 90071
              Telephone: (312) 687-5010
              Telecopy:  (312) 687-5600


X.  CONSTRUCTION

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to the principles of conflicts of laws thereof. Venue for the purposes of any cause of action, of whatsoever kind or nature, by either party against the other hereunder, shall be Orange County, Florida.


XI.  COUNTERPARTS

         For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

XII.  PARTIES IN INTEREST

         This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.


XIII.  VALIDITY

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.


XIV.  CAPTIONS

         The Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         IN WITNESS WHEREOF, the above-named parties have hereunto set their hands and seals on the day above written for themselves, their assigns and successors, and do hereby agree to fully perform the covenants and agreements as hereinabove set forth.


                                              ZENITH INSURANCE COMPANY


                                              By:
                                                  ------------------------
                                              Name:
                                              Title:


                                              Attest:


                                              By:
                                                  ------------------------
                                              Name:
                                              Title: Secretary


                                               ZENITH RISK MANAGEMENT, INC.


                                              By:
                                                  -------------------------
                                              Name:
                                              Title:


                                              Attest:

                                              By:
                                                  --------------------------
                                              Name:
                                              Title:  Secretary

                                                                      ADDENDUM A

                               UNDERWRITING GUIDELINES


Maximum annual
premium volume:                   $60 million.


Basis of the rates
to be charged:                    Standard workers' compensation in accordance
                                  with the insurance laws of the State of
                                  Florida.


Types of risks which
may be written:                   Any risk except those excluded from time to
                                  time under Zenith reinsurance treaties.


Maximum limits of liability:      Statutory workers' compensation and $2
                                  million employers' liability.


Applicable exclusions:            None.


Territorial limitations:          United States, subject to required licenses.


Policy cancellation
provisions:                       Statutory as per policy.


Maximum policy periods:           One year.